UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
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INTERNATIONAL SPEEDWAY CORPORATION
(Name of Registrant as Specified in Its Charter)
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INTERNATIONAL SPEEDWAY CORPORATION
One Daytona Boulevard
Daytona Beach, Florida 32114

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of International Speedway Corporation:
The Annual Meeting of the Shareholders of International Speedway Corporation will be held at
THE COBB THEATRE AT ONE DAYTONA, 1850 Legends Lane, Suite E100, Daytona Beach, FL 32115 on Wednesday, the 12th day of April 2017, commencing at 9:00 A.M. (local time), for the following purposes:

(a)	To elect three (3) Directors of the Corporation.

(b)	To approve or reject the International Speedway Corporation 2017 Long Term Incentive Plan.

(c)	To transact such other business as may properly come before the meeting.
ALL Shareholders of record as of January 31, 2017, will be entitled to vote, either in person or by proxy. Due to logistical considerations, please be present by 8:45 A.M. Shareholder registration tables will open at 8:00 A.M.

By Order of the Board of Directors

W. Garrett Crotty
March 7, 2017	Senior Vice President, Secretary and General Counsel
This Notice of 2017 Annual Meeting and the attached Information Statement dated March 7, 2017 should be read in combination with the Company’s annual report on Form 10-K for the fiscal year ended November 30, 2016 and the Annual Report. Collectively these documents contain all of the information and disclosures required in connection with the 2017 Annual Meeting of Shareholders. Copies of all of these materials can be found in the Financial Information/SEC Filings section of the Investor Relations page on our website at www.internationalspeedwaycorporation.com.

INTERNATIONAL SPEEDWAY CORPORATION
One Daytona Boulevard
Daytona Beach, Florida 32114
 _______________________________________________
INFORMATION STATEMENT
Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
and Regulation 14C and Schedule 14C thereunder
 _______________________________________________

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is first being mailed on or about March 10, 2017 to holders of record on January 31, 2017 (the “Record Date”) of shares of all classes of the common stock of International Speedway Corporation, a Florida corporation (the “Company”). This Information Statement relates to an Annual Meeting of Shareholders and the only matters to be acted upon at the meeting are (i) the election of directors and (ii) to approve or reject the adoption of the “International Speedway Corporation 2017 Long Term Incentive Plan” (the “2017 Long Term Incentive Plan”).

You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder.

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DATE, TIME AND PLACE INFORMATION
Our Annual Meeting of Shareholders will be held on Wednesday, April 12, 2017 commencing at 9:00 A.M. (local time) at THE COBB THEATRE AT ONE DAYTONA, 1850 Legends Lane, Suite E100, Daytona Beach, Florida, 32115. Shareholder registration tables will open at 8:00 A.M. The mailing address of our principal executive offices is One Daytona Boulevard, Daytona Beach, Florida 32114.
VOTING SECURITIES AND PRINCIPAL HOLDERS
This Information Statement is being mailed commencing on or about March 10, 2017 to all of our shareholders of record as of the Record Date. The Record Date for the Annual Meeting is January 31, 2017. As of the Record Date, we had 25,319,853 shares of class A common stock and 19,759,469 shares of class B common stock issued and outstanding. Each share of the class A common stock is entitled to one-fifth of one vote on matters submitted to shareholder approval or a vote of shareholders. Each share of the class B common stock is entitled to one vote on matters submitted to shareholder approval or a vote of shareholders.

	Number of Shares of Common Stock Beneficially Owned (2)		Percentage of Common Stock Beneficially Owned		Percentage of Combined Voting Power of Common Stock
Name of Beneficial Owner (1)	Class A (3)	Class B (4)	Class A (5)	Class B (6)	(7)
France Family Group (8)	18,385,752	18,181,167	42.26%	92.00%	73.41%
James C. France (9)	6,209,685	6,107,111	20.10%	30.90%	24.68%
Ariel Investments, LLC (10)	3,483,402	0	13.76%	0.00%	2.81%
Blackrock, Inc. (11)	2,521,031	0	9.96%	0.00%	2.03%
Vanguard Group (12)	2,199,566	0	8.69%	0.00%	1.77%
Paradice Investment Mngmnt LLC (13)	1,662,608	0	6.57%	0.00%	1.34%
Lesa France Kennedy (14)	1,239,749	1,156,896	4.68%	5.85%	4.73%
Brian Z. France (15)	804,182	785,064	3.08%	3.97%	3.18%
John R. Saunders	63,047	11,286	0.25%	0.06%	0.09%
J. Hyatt Brown (16)	56,179	9,000	0.22%	0.04%	0.07%
Daniel W. Houser	28,390	0	0.11%	0.00%	0.02%
Daryl Q. Wolfe	25,949	90	0.10%	0.00%	0.02%
Morteza Hosseini-Kargar (17)	23,713	0	0.09%	0.00%	0.02%
Christy F. Harris (18)	20,321	150	0.08%	0.00%	0.02%
Joel S. Chitwood	15,902	0	0.06%	0.00%	0.01%
William P. Graves	13,779	0	0.05%	0.00%	0.01%
Larry Aiello, Jr.	11,914	0	0.05%	0.00%	0.01%
Larree M. Renda	8,816	0	0.03%	0.00%	0.01%
Sonia M. Green	3,572	0	0.01%	0.00%	0.00%
Larry D. Woodard	3,572	0	0.01%	0.00%	0.00%
All directors and executive officers as a group (21 persons)(19)	18,743,227	18,204,477	43.06%	92.13%	73.77%
The preceding table sets forth information regarding the beneficial ownership of our class A common stock and our class B common stock as of the Record Date by:

•	All persons known to us who beneficially own 5 percent or more of either class of our common stock;

•	Each “named executive officer” in the Summary Compensation Table in this Information Statement;

•	Each of our directors and director nominees; and

•	All of our directors, director nominees and officers as a group.
As described in the following notes to the table, voting and/or investment power with respect to certain shares of common stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.

(1)	Unless otherwise indicated the address of each of the beneficial owners identified is c/o International Speedway Corporation, One Daytona Boulevard, Daytona Beach, Florida 32114.

(2)	Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

(3)
Reflects the aggregate number of shares held by the named beneficial owner assuming (i) the exercise of any options to acquire shares of class A common stock that are held by such beneficial owner that are exercisable within 60 days of the

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Record Date and (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock.

(4)	Assumes no conversion of shares of class B common stock into shares of class A common stock.

(5)
Assumes (i) the exercise of any options to acquire shares of class A common stock that are held by the named beneficial owner that are exercisable within 60 days of the Record Date, (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock, and (iii) the assumption that no other named beneficial owner has exercised any such options or converted any such shares.

(6)	Reflects current ownership percentage of named beneficial owner’s shares of class B common stock without any conversion of shares of class B common stock into shares of class A common stock.

(7)	Assumes no exercise of options or conversion of shares of class B common stock into shares of class A common stock.

(8)
The France Family Group consists of James C. France, Lesa France Kennedy, Brian Z. France and members of their families and entities controlled by the natural person members of the group. A complete list of all the members of the France Family Group can be found in its 23rd amendment to Schedule 13G which was filed with the SEC on February 14, 2017. Amounts shown reflect the non-duplicative aggregate of 204,585 Class A and 8,049,071 Class B shares indicated in the table as beneficially owned by James C. France, Lesa France Kennedy, and Brian Z. France.  The amounts shown also reflect the non-duplicative aggregate of 5,352,122 Class B Shares held by a series of BJF Descendants Trusts as listed in the Schedule 13G noted above.  The amounts shown also reflect the non-duplicative aggregate of 4,779,974 Class B Shares held by the adult children of James C. France and their descendants and the adult child of Lesa France Kennedy.  See footnotes (9), (14) and (15).

(9)
Includes (i) 1,500 Class B shares held of record by Sharon M. France, his spouse, (ii) 3,192,680 Class B shares held of record by Western Opportunity Limited Partnership (“Western Opportunity”), (iii) 29,238 Class B shares held of record by Carl Investment Limited Partnership (“Carl”), (iv) all of the 78,243 Class B shares held of record by Quaternary Investment Company, (v) 1,301 Class B shares held of record by Carl Two Limited Partnership (“Carl Two”), (vi) all of the 1,749,848 Class B shares held of record by Carl Three Limited Partnership (“Carl Three”), (vii) all of the 919 Class B shares held of record by Carl Two, LLC, (viii) 40,251 Class B shares held of record by Automotive Research Bureau (“ARB”), (ix) all of the 547,166 Class B shares held of record by SM Holder Limited Partnership, and (x) 73,199 Class B shares held of record by Principal Investment Company. James C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity and (y) Quaternary Investment Company, the general partner of Carl. He is also the sole member of Carl Two, LLC, the general partner of Carl Two, and Carl Three, LLC the general partner of Carl Three. Does not include shares held beneficially by the adult children of James C. France or their descendants.

(10)	This owner’s address is 200 East Randolph Drive, Suite 2900, Chicago, Illinois 60601, as reflected on its Amendment No. 7 to Schedule 13G, which was filed with the SEC on February 14, 2017.

(11)	This owner’s address is 55 East 52nd Street, New York, NY 10022, as reflected on its Amendment No. 6 to Schedule 13G, which was filed with the SEC on January 25, 2017.

(12)	This owner's address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355, as reflected on its Amendment No. 3 to Schedule 13G, which was filed with the SEC on February 10, 2017.

(13)	This owner's address is 257 Fillmore Street, Suite 200, Denver, Colorado 80206, as reflected on its Schedule 13G, which was filed with the SEC on February 6, 2017.

(14)
Includes (i) 361,988 Class B shares held of record by BBL Limited Partnership, (ii) 75,286 Class B shares held of record by Western Opportunity, (iii) 39,992 Class B shares held of record by WCF Family I, Inc., (iv) 73,199 Class B shares held of record by Sierra Central LLC, (v) 33,291 Class B shares held of record by WCF Family I, Inc. through Western Opportunity, (vi) 400,537 Class B shares held of record by WCF Family Trust, and (vii) 7,745 shares held of record by BBL Company. Ms. Kennedy is the sole shareholder and a director of BBL Company, the sole general partner of BBL Limited Partnership. She is also the sole member of Sierra Central LLC, one of the two general partners of Western Opportunity. Does not include shares held beneficially by the adult child of Lesa France Kennedy.

(15)
Includes (i) 84,212 Class B shares held of record by Western Opportunity, (ii) 39,992 Class B shares held of record by WCF Family I, Inc., (iii) 15,695 Class B shares held of record by Western Opportunity as custodian for minor children, (iv) 33,291 Class B shares held of record by WCF Family I, Inc. through Western Opportunity, and (v) 400,537 Class B shares held of record by WCF Family Trust.

(16)	Held of record as joint tenants with Cynthia R. Brown, his spouse.

(17)	Includes 5,000 Class A shares held as trustee of a qualified trust.

(18)	Includes 1,500 Class A shares held by Mr. Harris as trustee of a Profit Sharing Plan and Trust.

(19)	See footnotes (8) and (9) and footnotes (14) through (19).

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DIRECTORS, NOMINEES AND OFFICERS
As of the Record Date our officers, directors and nominees were as follows:

Name	Age	Position With the Company
James C. France	72	Chairman of the Board, Assistant Treasurer and Director
Lesa France Kennedy	55	Vice Chairwoman, Chief Executive Officer and Director
John R. Saunders	60	President
Joel S. Chitwood	47	Executive Vice President and Chief Operating Officer
W. Garrett Crotty	53	Executive Vice President, Chief Administration Officer, Chief Legal Officer & Secretary
Craig A. Neeb	56	Executive Vice President, Chief Development and Chief Digital Officer
Daryl Q. Wolfe	49	Executive Vice President, Chief Marketing Officer
Laura E. Jackson	51	Senior Vice President, Corporate Services and Chief Human Resources Officer
Brett M. Scharback	42	Senior Vice President, Legal, Chief Compliance Officer and Assistant Secretary
Gregory S. Motto	44	Vice President, Chief Financial Officer and Treasurer
Jeffrey T. Boerger	52	Vice President, Corporate Development
Derek Muldowney	51	Vice President
Larry Aiello, Jr.	66	Director
J. Hyatt Brown	79	Director
Brian Z. France	54	Director
William P. Graves	64	Director
Sonia M. Green	67	Director
Christy F. Harris	71	Director
Morteza Hosseini-Kargar	61	Director
Larree M. Renda	58	Director
Larry D. Woodard	57	Director
Our Board of Directors is divided into three classes, with regular three-year staggered terms. Messrs. James C. France, Brian Z. France and Woodard were elected to hold office until the annual meeting of shareholders to be held in 2017. Ms. Renda was elected by the Board of Directors to complete the unexpired term of former director Lloyd Reuss and is up for election at the annual meeting of shareholders to be held in 2017. Ms. Kennedy, Ms. Green and Messrs. Aiello and Brown were elected to hold office until the annual meeting of shareholders to be held in 2018. Messrs. Graves, Harris and Hosseini were elected to hold office until the annual meeting of shareholders to be held in 2019.
For the election of directors at the Annual Meeting of Shareholders in April 2017, the Board has accepted the recommendation of the Nominating and Corporate Governance Committee and approved the nomination of Messrs. James C. France, Brian Z. France, Mr. Woodard, and Ms. Renda as directors to serve three-year terms and hold office until the annual meeting of shareholders to be held in 2020.
James C. France is the uncle of Lesa France Kennedy and Brian Z. France who are siblings. There are no other family relationships among our executive officers and directors.
Directors Holding Office Until 2017 Annual Meeting
Mr. James C. France, a director since 1970, has served as our Chairman since July 2007, and as our Assistant Treasurer since June 2009. Previously, he served as our Chairman and Chief Executive Officer from July 2007 until June 2009 and he served as Vice Chairman and Chief Executive Officer from April 2003 until July 2007. He also served as our President and Chief Operating Officer from 1987 until 2003. Mr. France is also Vice Chairman, Executive Vice President and Assistant Secretary of NASCAR. Mr. France’s extensive business and motorsports industry experience, knowledge of our Company and proven leadership ability are among the factors the Board considered with respect to his nomination for re-election to the Board.
Mr. Brian Z. France, a director since 1994, has served as NASCAR’s Chairman and Chief Executive Officer since September 2003, Executive Vice President from February 2001 to September 2003 and Vice Chairman from January 2003 to September 2003. Previously, he served as NASCAR’s Senior Vice President from 1999 to 2001. Mr. France’s extensive experience in and knowledge of the motorsports industry, in particular NASCAR, are among the factors the Board considered with respect to his nomination for re-election to the Board.
Ms. Larree M. Renda, a director since 2015, currently serves as a member of the Board of Directors of Casey’s General Stores, where she serves on the Audit, Risk and Compensation Committees. She also serves as a member of the Board of Regents of

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the University of Portland. Prior to joining the Board of Directors, Ms. Renda served as one of Safeway’s top female executives for 15 years, most recently as Executive Vice President from 1999 - 2015. She managed retail strategies and held many administrative roles for Safeway, one of the largest food and drug retailers in North America. Her areas of influence included labor relations, public affairs, communications, government relations, health initiatives, human resources, corporate social responsibility and sustainability, philanthropy, industrial engineering, IT and real estate. Ms. Renda’s leading experience in retail strategy, real estate, and financial planning are among the factors the Board considered with respect to her nomination for re-election to the Board. Ms. Renda was elected by the Board of Directors to complete the unexpired term of former director Lloyd Reuss and is up for election at the 2017 annual meeting of shareholders.
Mr. Larry D. Woodard, a director since April 2013, is President and CEO at Graham Stanley Advertising, a firm he founded in 2010, which integrates traditional and digital advertising.   Prior to that, Mr. Woodard served as the President and CEO of Vigilante Advertising for over a decade.  Mr. Woodard’s 26 years of experience as a highly regarded and successful advertising industry executive, his experience in business, and being a weekly columnist and on air commentator regarding advertising and marketing issues, are among the factors the Board considered with respect to his nomination for re-election to the Board.
Directors Holding Office Until 2018 Annual Meeting
Ms. Lesa France Kennedy, a director since 1984, became Vice Chairwoman July 2007 and was named our Chief Executive Officer in June 2009. Previously, she served as our President from April 2003 until June 2009. Ms. Kennedy served as our Executive Vice President from January 1996 until April 2003, Secretary from 1987 until January 1996 and served as our Treasurer from 1989 until January 1996. Ms. Kennedy is also Vice Chairwoman, Executive Vice President and Assistant Treasurer of NASCAR. Ms. Kennedy’s experience in the motorsports industry, her knowledge of our Company and proven leadership ability are among the factors the Board considered in concluding she is qualified to serve as a Board member.
Mr. Larry Aiello, Jr., a director since 2003, served as the President and Chief Executive Officer of Corning Cable Systems, which is part of Corning, Inc. from 2002 until his retirement in 2008. Mr. Aiello joined Corning, Inc. in 1973. He was named Senior Vice President and Chief of Staff-Corning Optical Communications in 2000. Mr. Aiello’s business background and experience enhance his ability to analyze and contribute valuable insight on matters such as financing and capital management. In addition, his contributions as a member and then Chairman of our Audit Committee are among the factors the Board considered in concluding he is qualified to serve as a Board member.
Mr. J. Hyatt Brown, a director since 1987, serves as the Chairman of Brown & Brown, Inc. and has been in the insurance business since 1959. Mr. Brown also currently serves as a director of NextEra Energy, Inc. and Verisk Analytics, Inc. Until January 2010, Mr. Brown served on the Board of Rock-Tenn Company, until April 2008, he served on the Board of SunTrust Banks, Inc. and until December 2006, he served on the Board of BellSouth Corporation, each a publicly held company. Mr. Brown’s extensive business experience, service on boards of other publicly traded companies and proven leadership abilities are among the factors the Board considered in concluding he is qualified to serve as a Board member. Mr. Brown is our lead independent director.
Ms. Sonia M. Green, a director since April 2013, is President and CEO of SMG Marketing Group providing marketing, sales and communications expertise to organizations in both the for profit and non-profit sectors. She currently serves on the board of The Soup Kitchen of Boynton Beach and is a member of the 4Kids Business Development Council. From 2001 to 2008, Ms. Green served as Director of Diversity Marketing and Sales for General Motors Corporation.  She also previously served on the board of the Greater Miami Chamber of Commerce, the Avon Products Foundation and National Hispanic Corporate Council for which she served as Chairperson. Ms. Green’s nationally recognized leadership in marketing and brand communications for more than 20 years, with a specialty in multicultural/diversity marketing, as well as her experience as a trusted spokesperson on diversity and marketing issues for both Spanish and English media outlets, are among the factors the Board considered in concluding she is qualified to serve as a Board member.
Directors Holding Office Until 2019 Annual Meeting
Mr. William P. Graves, a director since September 2003, served as President and Chief Executive Officer of the American Trucking Association from January 2003 until January 2017. Mr. Graves served as Governor of the State of Kansas from January 1995 until January 2003. Mr. Graves’ experience as a governor, as well as his knowledge of governmental affairs, are among the factors the Board considered in concluding he is qualified to serve as a Board member.
Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law for more than 40 years and currently is Of Counsel with Kinsey, Vincent, Pyle, P.L. Mr. Harris served as a Managing Director of AMA Pro Racing until 2013. Mr. Harris also has served on the Board of ACCUS (Automobile Competition Committee for the United States) for over five years and as a judge of the FIM International Tribunal for Motorsports Controversies and Disputes. Mr. Harris’ experience as an attorney and counselor to businesses and their management, along with his extensive knowledge of our business, are among the factors the Board considered in concluding he is qualified to serve as a Board member.

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Mr. Morteza Hosseini-Kargar, a director since 2007, is the Chairman and Chief Executive Officer of Intervest Construction, Inc. and has served in that role for over five years. Mr. Hosseini’s experience in real estate development and successful ownership and operation of businesses are among the factors the Board considered in concluding he is qualified to serve as a Board member.
Ms. Green, Ms. Renda, and Messrs. Aiello, Brown, Graves, Hosseini and Woodard have been determined by the Board to be “independent” as that term is presently defined in Rule 4200(a)(15) of the NASDAQ listing standards.
Officers
Mr. Jeffrey T. Boerger became Vice President, Corporate Development since April 2016. In this role, he oversees all ISC-owned and operated real estate, seeking its highest and best use. He served as President of Kansas Speedway Development Corp. from March 2010 until April 2016, managing our investment in the Hollywood Casino Kansas Speedway, a role in which he continues to serve. Prior to that, Mr. Boerger served as President of Kansas Speedway from May 2002 until March 2010.
Mr. Joel S. Chitwood became Executive Vice President and Chief Operating Officer since April 2016. Prior to that he had served as Executive Vice President since April 2015. He served as Vice President for us from August 2009 to April 2015, and in August 2010 was named President of Daytona International Speedway, one of our subsidiaries, a role in which he served until April 2016. Prior to that, he served as President and Chief Operating Officer of Indianapolis Motor Speedway from November 2004 through August 2009. He served as Senior Vice President, Business Affairs for Indianapolis Motor Speedway from October 2002 to November 2004. Mr. Chitwood also served as Vice President and General Manager of Raceway Associates, LLC, which oversaw construction of Chicagoland Speedway from 1999 to 2002.
Mr. W. Garrett Crotty became Executive Vice President, Chief Administration Officer, Chief Legal Officer & Secretary in April 2015. He served as a Senior Vice President from April 2004 to April 2015. Mr. Crotty was named a Vice President in July 1999 and since 1996 has served as Secretary and General Counsel. Mr. Crotty has also served as General Counsel of NASCAR since 1996 and as a member of NASCAR’s Board of Directors since 2006.
Ms. Laura E. Jackson was named Senior Vice President, Corporate Services and Chief Human Resources Officer in April 2015. She was named Vice President, Corporate Services in February 2013, after serving as our Vice President, Human Resources from April 2010 through January 2013. Prior to that, she had served as our Managing Director, Human Resources from January 2009 through March 2010. Before joining the Company, Ms. Jackson served as Senior Vice President, Human Resources for Textron, Inc. from September 2003 through January 2009.
Mr. Gregory S. Motto was named Vice President, Chief Financial Officer and Treasurer in December 2016. Prior to that, he served as Vice President, Finance and Accounting, and Controller in April 2015. Mr. Motto joined us in 2000, and has served in positions as Financial Analyst, Assistant Controller and Director of Strategic Planning. Prior to joining ISC, Motto worked for GE Capital, serving as Financial Analyst responsible for financial planning and analysis and strategic planning. While at GE Capital, Mr. Motto completed the GE Financial Management Program with honors.
Mr. Derek J. Muldowney was named Vice President in April 2016. Prior to that, he served for more than ten years as Executive Vice President of ISC Design & Development, our design, construction and development subsidiary.
Mr. Craig A. Neeb was named Executive Vice President, Chief Development and Chief Digital Officer in April 2015. He had served as Senior Vice President, Business Development and Chief Digital Officer since April 2014. Mr. Neeb was named our Vice President, Business Development and Chief Digital Officer in February 2013, after serving as our Vice President — Multi Channel Marketing from June 2009 through January 2013. Mr. Neeb also served as our Chief Information Officer from November 2000 until February 2013. Mr. Neeb also served as our Managing Director of Marketing Services from 2008 to June 2009.
Mr. John R. Saunders was appointed our President in June 2009. Previously he served as Executive Vice President from April 2004 until June 2009 and from April 2003 until June 2009 served as our Chief Operating Officer. He had served as Senior Vice President-Operations from July 1999 until April 2003, at which time he was appointed Senior Vice President and Chief Operating Officer. He had served as a Vice President since 1997 and was President of Watkins Glen International, a subsidiary of the Company, from 1983 until 1997.
Mr. Brett M. Scharback was named Senior Vice President, Legal, Chief Compliance Officer and Assistant Secretary in April 2015. He had served as Vice President — Deputy General Counsel, Chief Compliance Officer and Assistant Secretary since April 2010. Prior to that, he served as Managing Director, Deputy General Counsel from May 2009 through March 2010 and served as our Associate General Counsel from October 2004 through April 2009. Prior to joining us, Mr. Scharback was an Associate in the Washington, D.C. office of Baker Botts L.L.P.
Mr. Daryl Q. Wolfe was named Executive Vice President, Chief Marketing Officer in April 2015. He had served as Senior Vice President, Chief Marketing Officer since April 2012. Prior to that, he served as Vice President, Chief Marketing Officer from April 2007 to April 2012. He had previously served as Vice President, Sales and Media from 2005 to 2007. Mr. Wolfe had

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served as Managing Director, Marketing Partnerships from 2003 to 2005, and as Senior Director, Marketing Partnerships from 2001 to 2003.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
All of the racing events that take place during our fiscal year are sanctioned by various racing organizations such as the American Historic Racing Motorcycle Association, the American Motorcyclist Association, the Automobile Racing Club of America, the American Sportbike Racing Association - Championship Cup Series, the Federation Internationale de L’Automobile, the Federation Internationale Motocycliste, International Motor Sports Association (“IMSA”), Historic Sportscar Racing, IndyCar Series, NASCAR, National Hot Rod Association, the Porsche Club of America, the Sports Car Club of America, the Sportscar Vintage Racing Association, the United States Auto Club and the World Karting Association.
Under current agreements, NASCAR contracts directly with certain network providers for television rights to the entire NASCAR Cup, Xfinity and Camping World Truck series schedules. Under the terms of this arrangement, NASCAR retains 10.0 percent of the gross broadcast rights fees allocated to each NASCAR Cup, Xfinity and Camping World Truck series event as a component of its sanction fees. The promoter records 90.0 percent of the gross broadcast rights fees as revenue and then records 25.0 percent of the gross broadcast rights fees as part of its awards to the competitors. Ultimately, the promoter retains 65.0 percent of the net cash proceeds from the gross broadcast rights fees allocated to the event. Our television broadcast and ancillary rights fees received from NASCAR for the NASCAR Cup, Xfinity and Camping World Truck series events conducted at our wholly owned facilities were approximately $325.1 million in fiscal year 2016.
NASCAR, which sanctions many of our principal racing events, is a member of the France Family Group which controls over 73.0 percent of the combined voting power of our outstanding stock and some members of which serve as directors and officers of our Company. Standard NASCAR sanction agreements require racetrack operators to pay NASCAR Event Management ("NEM") fees, which include prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. We recorded prize money of approximately $89.6 million, in fiscal 2016, included in NEM fees, related to the aforementioned 25.0 percent of gross broadcast rights fees ultimately paid to competitors. We have outstanding receivables related to NASCAR and its affiliates of approximately $21.3 million at November 30, 2016.
In addition, we share a variety of expenses with NASCAR in the ordinary course of business. NASCAR pays rent, as well as a related maintenance fee (allocated based on square footage), to us for office space in Daytona Beach, Florida. NASCAR pays us for radio, program and strategic initiative advertising, hospitality and suite rentals, various tickets and credentials, catering services, participation in a NASCAR racing event banquet, and track and other equipment rentals. We pay NASCAR for certain advertising, participation in NASCAR racing series banquets, the use of NASCAR trademarks and intellectual images and production space on trackside large screen video displays. We believe the amounts earned from, or charged by us, under each of the aforementioned transactions are commercially reasonable. Our payments to NASCAR for Motor Racing Network’s broadcast rights to NASCAR Camping World Truck races represent an agreed-upon percentage of our advertising revenues attributable to such race broadcasts. NASCAR also reimburses us for 50.0 percent of the compensation paid to certain personnel working in our legal, risk management and transportation departments, as well as 50.0 percent of the compensation expense associated with certain receptionists. We reimburse NASCAR for 50.0 percent of the compensation paid to certain personnel working in NASCAR’s legal department. NASCAR’s reimbursement for use of our mailroom, janitorial services, security services, catering, graphic arts, photo and publishing services, telephone system and our reimbursement of NASCAR for use of corporate aircraft is based on actual usage or an allocation of total actual usage. The aggregate amount received from NASCAR by us for shared expenses, net of amounts paid by us for shared expenses, totaled approximately $10.2 million during fiscal 2016.
IMSA, a wholly owned subsidiary of NASCAR, sanctions various events at certain of our facilities. Standard IMSA sanction agreements require racetrack operators to pay event management fees, which include prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by IMSA to participants in the events. Event management fees paid by us to IMSA totaled approximately $1.3 million for the year ended November 30, 2016.
AMA Pro Racing, an entity controlled by a member of the France Family Group, sanctions various events at certain of our facilities. Standard AMA Pro Racing sanction agreements require racetrack operators to pay event management fees, which include prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by AMA Pro Racing to participants in the events. Event management fees paid by us to AMA Pro Racing totaled approximately $0.1 million during fiscal 2016. The aggregate amount received from AMA Pro Racing by the Company for shared expenses, net of amounts paid by the Company for shared expenses, totaled approximately $0.2 million.
We strive to ensure, and management believes that, the terms of our transactions with NASCAR, IMSA and AMA Pro Racing are no less favorable to us than could be obtained from an unrelated party.

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Other Related Party Transactions
Certain members of the France Family Group paid us for the utilization of security services, event planning, event tickets, purchase of catering services, maintenance services, and certain equipment. The amounts paid for these items were based on actual costs incurred, similar prices paid by unrelated third party purchasers of similar items or estimated fair market values. The net amount received by us for these items totaled approximately $0.3 million during fiscal 2016.
Crotty, Bartlett & Kelly, P.A. (“Crotty, Bartlett & Kelly”), is a law firm controlled by family members of W. Garrett Crotty, one of our executive officers. We engage Crotty, Bartlett & Kelly for certain legal and consulting services. The aggregate amount paid to Crotty, Bartlett & Kelly by us for legal and consulting services totaled approximately $36,000 during fiscal 2016.
J. Hyatt Brown, one of our directors, serves as Chairman of Brown & Brown, Inc. (“Brown & Brown”). Brown & Brown has received commissions for serving as our insurance broker for several of our insurance policies, including our property and casualty policy and certain employee benefit programs. The aggregate commissions received by Brown & Brown in connection with these policies were approximately $0.6 million during fiscal 2016.
One of our directors, Christy F. Harris, is Of Counsel to Kinsey, Vincent Pyle, P.L., a law firm that provided legal services to us during fiscal 2016. We paid approximately $97,000 for these services in fiscal 2016, which were charged to us on the same basis as those provided other clients.
We believe the amounts earned from or charged by us under each of the aforementioned transactions are commercially reasonable.
Approval of Related Party Transactions
We have adopted written policies and procedures for review, approval and ratification of transactions with related persons. These policies are evidenced in the Code of Conduct. In addition, our employees are subject to similar policies concerning conflicts of interest, business ethics and conduct, as contained in our Employee Handbook. The Audit Committee is charged in its Charter with the ultimate responsibility for the review and approval of all related party transactions meeting the thresholds that require disclosure pursuant to Item 404 of Regulation S-K. All proposed transactions (regardless of the amount involved) with any director or executive officer (or their affiliates) are required to be submitted to the Audit Committee for approval prior to the transaction taking place. As part of our disclosure controls, all related party transactions are reported monthly and reviewed by the Disclosure Committee quarterly, which includes the Chief Compliance Officer and the Director of Internal Audit. The Disclosure Committee is responsible for elevating matters for Audit Committee consideration. While the standard used to evaluate a transaction will vary depending upon the particular circumstances, the goal is to make sure that we are treated fairly and on the same basis as transactions with parties that are not related. There have been no instances during the last fiscal year where such policies and procedures were not followed, nor were there any transactions listed in “Certain Relationships and Related Transactions” that were not reviewed by the Audit Committee.
DIRECTOR MEETINGS AND COMMITTEES
Our Board of Directors met three times during fiscal 2016. Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Growth & Development Committee and a Financing and Stock Repurchase Committee.
The functions of the Audit Committee (which presently consists of Ms. Renda and Messrs. Aiello (Chair), Brown and Graves) include (i) meeting with auditors to discuss the scope, fees, timing and results of the annual audit, (ii) reviewing our consolidated financial statements, and (iii) performing other duties deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.internationalspeedwaycorporation.com. The Board of Directors has determined that Ms. Renda and Messrs. Aiello and Brown are qualified as audit committee financial experts (as defined by the SEC) and that all of the members of the Audit Committee are “independent” (as independence is presently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Audit Committee met six times during fiscal 2016.
The functions of the Compensation Committee (which presently consists of Ms. Renda (Chair) and Messrs. Graves and Woodard) include (i) reviewing existing compensation levels of executive officers, (ii) making compensation recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.internationalspeedwaycorporation.com. The Board has determined that all the members of the Compensation Committee are “independent” (as independence is presently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee met three times during fiscal 2016.
The functions of the Nominating and Corporate Governance Committee (which presently consists of Messrs. Brown (Chair), Aiello and Graves) include (i) selecting and recommending to the Board director nominees for election at each annual meeting of shareholders, as well as director nominees to fill vacancies arising between annual meetings, (ii) reviewing and

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recommending to the Board changes to the compensation package for directors, (iii) reviewing and, if appropriate, making changes to the responsibilities of directors and the qualifications for new nominees, (iv) annually assessing the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various committees, (v) reviewing and recommending to the Board changes to the corporate governance standards for the Board and its committees, and (vi) performing other duties deemed appropriate by the Board. The Nominating and Corporate Governance Committee met once during fiscal 2016.
The functions of the Growth and Development Committee (which presently consists of Ms. Green and Messrs. Aiello, Brown, Brian Z. France, Harris (Chair) and Hosseini) include (i) reviewing the actual and proposed internal growth and external development projects of the Company, (ii) making recommendations to management and the Board regarding matters that come before the Committee, and (iii) performing other duties deemed appropriate by the Board. The Growth and Development Committee met three times during fiscal 2016.
The functions of the Financing and Stock Repurchase Committee (which presently consists of Messrs. Aiello, Brown, James C. France (Chair) and Harris) include (i) reviewing, as needed, the actual and proposed mechanisms used by the Company to obtain financing for the Company, (ii) overseeing and monitoring the stock repurchase activities of the Company, (iii) exercising authority delegated to it by the Board to approve changes to the Company’s stock repurchase program within limits established by the Board, (iv) making recommendations to management and the Board regarding matters that come before the Committee, and (v) performing other duties deemed appropriate by the Board. The Financing and Stock Repurchase Committee met six times during fiscal 2016.
During fiscal 2016, all of the directors attended at least 75 percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which they served.
BOARD LEADERSHIP
Our Board has the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be separated or combined. The Board makes this decision based on its evaluation of the circumstances and the Company’s specific needs. Effective June 2009, upon the retirement of James C. France from the position of Chief Executive Officer, the roles of Chairman and Chief Executive Officer were separated. James C. France continues to serve as Chairman of the Board, while Lesa France Kennedy serves as Vice Chairwoman and Chief Executive Officer. Prior to June 2009, the positions of Chairman and Chief Executive Officer were held jointly by James C. France.
We believe that this leadership structure is desirable under present circumstances because it allows Ms. Kennedy to focus her efforts on running our business and managing it in the best interests of our shareholders, while we are able to continue to benefit from Mr. James C. France’s extensive business and motorsports industry experience, knowledge of our Company and proven leadership ability. We believe that having Mr. James C. France as Chairman benefits the Company in that it allows him to use his expertise in both industry relationships and sanctioning body partnerships, as well as his extensive Company knowledge, in setting the strategic agenda of the Board.
Our lead independent director, J. Hyatt Brown, coordinates providing feedback from other non-management members of the Board to the Chief Executive Officer and other management regarding business issues and risk. Mr. Brown, through his role as Chairman of the Nominating and Corporate Governance Committee, also manages the process of annual director self-assessment and evaluation of the Board as a whole.
RISK OVERSIGHT
Our Board of Directors takes an active role in the oversight of risks impacting our Company. While management is responsible for managing the Company’s risk on a daily basis and for bringing to the Board’s attention areas of risk which are most material to our business, the Board and management work closely to ensure that integrity and accountability are integrated into our operations. The Board, including through certain of its committees, discussed in more detail below (which are comprised solely of independent directors), and through regular meetings of the independent directors without management present, regularly reviews areas of risk (both compliance and business risk) to us and advises and directs management on the scope and implementation of policies, strategy and other actions designed to mitigate such risks.
Many of the direct risk oversight functions are performed by the Audit Committee and our internal audit staff. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of our financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, matters reported to the Audit Committee through our Internal Audit Department and through anonymous reporting procedures, cyber security, and regulations and risks associated with related party transactions. Through our regular compliance work related to the Sarbanes-Oxley Act, we have created entity level controls that are validated on a regular basis by our Internal Audit Department. These controls are designed to help prevent control failures as well as assist in the awareness of a control failure. Members of our management team also participate in an enterprise risk

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management committee, which regularly evaluates those risks deemed to be significant to us. The Audit Committee receives regular updates regarding those risks identified by the enterprise risk management committee.
The Nominating and Corporate Governance Committee regularly monitors our compliance with corporate governance standards and regulations. The Compensation Committee reviews and evaluates potential risks related to compensation programs for executive and certain non-executive employees of the Company, as further described below in the section entitled “Compensation Discussion and Analysis.” The Growth and Development Committee reviews and evaluates risks related to any strategic ventures, transactions or capital expenditures.
In addition to the foregoing, the Board has adopted a Code of Ethics, which is applicable to all of our employees, including the directors, our principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is designed, among other things, to deter wrongdoing and promote ethical conduct, full and accurate reporting in all our filings with the SEC, and compliance with applicable laws. The Code of Ethics mandates the maintenance of a 24 hour hotline that any employee can use to report, anonymously if they so choose, any suspected fraud, financial impropriety or other alleged wrongdoing. All calls are handled by the Senior Vice President and Chief Compliance Officer, the Senior Vice President, Corporate Services and/or Director of Internal Audit, as appropriate, who regularly report to the Audit Committee on calls received. A copy of the current Code of Ethics is available on our website at www.internationalspeedwaycorporation.com.
DIRECTOR NOMINATION PROCESS
A current copy of the Nominating and Corporate Governance Committee charter is available on our website at www.internationalspeedwaycorporation.com. Each director on the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” (as independence is presently defined by the NASDAQ listing standards).
As part of its process and procedures, the Nominating and Corporate Governance Committee considers director candidates recommended by shareholders. All recommendations of director candidates by shareholders following the proper procedures (as set forth below) will be furnished to the Nominating and Corporate Governance Committee and will be considered in the same manner and according to the same criteria as would all other director candidates.
There have been no material changes to the procedures by which shareholders may recommend nominees to our Board. Shareholders who wish to nominate directors for election at an annual meeting of shareholders are required to follow the procedures contained in Article VI of our Amended and Restated Articles of Incorporation, which are available on our website at www.internationalspeedwaycorporation.com. Nominations must be in writing, addressed to the Secretary, and must be received in writing not less than 120 days nor more than 180 days prior to the first anniversary of the date of our notice of annual meeting of shareholders provided for the previous year’s annual meeting. The shareholder’s notice to the Secretary must set forth (i) certain information regarding the nominee, such as name, age and principal occupation, and (ii) certain information regarding the shareholder(s) such as the name and record address of the shareholder(s) and the number of shares of our capital stock such shareholder(s) own. No person nominated by shareholders will be eligible for election as a director unless nominated in accordance with these procedures. There were no shareholder nominations submitted for the 2017 annual meeting of shareholders. Nominations by shareholders for the 2017 annual meeting must be received by the Secretary between September 8, 2017 and November 7, 2017.
As stated in its charter, the Nominating and Corporate Governance Committee will annually assess the Board’s effectiveness, including the core competencies and qualifications of members of the Board. If the Nominating and Corporate Governance Committee deems it necessary, it may select and retain an executive search firm to identify qualified candidates for nomination to serve as members of the Board.
The Nominating and Corporate Governance Committee will consider all nominees to our Board of Directors, and make its recommendations to the full Board, which will then decide whether to nominate a Board candidate. The Nominating and Corporate Governance Committee will consider each nominee’s skill, experience, knowledge and judgment, and believes that members of and nominees to the Board should reflect expertise in one or more of the following areas important to us: accounting and finance, business of motorsports, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, legal issues, executive leadership development and executive compensation. Further, the assessment of a nominee’s qualifications will include consideration of the nominee’s ability to use sound judgment; service on the boards of directors of other companies, public and private; integrity, honesty, fairness and independence; understanding of our business; and interest and willingness to serve on the Board and dedicate the requisite time and attention to service on the Board. All nominees to our Board will be considered by the Nominating and Corporate Governance Committee with these factors in mind.
As part of the Nominating and Corporate Governance Committee’s assessment of a prospective director nominee’s skill, experience, knowledge and judgment, the committee considers diversity of background and personal experience. Ideally, the Board should be composed of persons having a diversity of skills, background and experience that are useful to us and our present and future needs. However, the Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied and assessed in identifying or evaluating

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director nominees. When considering potential nominees for the Board, the Nominating and Corporate Governance Committee considers the standards above and each potential nominee’s individual qualifications in light of the needs of the Board at such time and its anticipated needs in the future.
It is our policy to hold the annual meeting of directors immediately following the annual meeting of shareholders. All Board members are invited to attend the annual meeting of shareholders and are expected to attend, but are not required to attend. In fiscal 2016, all members of the Board attended the annual meeting of shareholders.
SHAREHOLDER COMMUNICATIONS TO THE BOARD
Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by mailing correspondence in the following manner:
International Speedway Corporation
c/o Legal Department
One Daytona Blvd.
Daytona Beach, Florida 32114
Attention: Board of Directors
Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Legal Department will initially receive and process communications before forwarding them to the addressee. All communications from shareholders will be promptly forwarded to the addressee(s).
CODE OF ETHICS
Our Audit Committee has adopted a code of ethics that applies to all of our employees, including our senior financial officers, our principal executive officer and our principal financial officer. A copy of that code of ethics is available on our website at www.internationalspeedwaycorporation.com. We intend to satisfy our disclosure obligations regarding any amendment to, or waiver from, any provision of our code of ethics that applies to any of our senior financial officers by posting that information on our website, as well as making all public disclosures required by the SEC. At the present time there have been no amendments or waivers.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based upon a review of Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended November 30, 2016, Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended November 30, 2016, and written representations furnished to us, there is no person who, at any time during the fiscal year, was a director, officer, or beneficial owner of more than ten percent of any class of our securities that failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during the fiscal year ended November 30, 2016.
REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
Ernst & Young LLP and its predecessors have served as our auditors since 1966. Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.
The following table presents fees for all professional services provided by Ernst & Young LLP for the audit of our consolidated financial statements for the years ended November 30, 2016 and 2015, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year
Fee Category	2016	2015
Audit fees (1)	$816,142	$833,284
Audit-related fees (2)	$43,500	$—
Tax fees (3)	$—	$8,150
All other fees (4)	$—	$—

(1)
Audit fees consisted principally of professional services rendered for the annual integrated audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly consolidated financial statements and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

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(2)
Audit-related fees consists of professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees above. There were no such services rendered during fiscal 2015.

(3)	Tax fees consisted principally of professional services rendered for tax compliance and tax advice. There were no such services rendered during fiscal 2016.

(4)	There were no other fees for products and services that are not disclosed in the previous categories.
AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee, or one of its members who has been delegated pre-approval authority, considers and has approval authority over all engagements of the independent auditors. If a decision on an engagement is made by an individual member, the decision is presented at the next meeting of the Audit Committee. All of the engagements resulting in the fees disclosed above for fiscal 2016 and 2015 were approved by the Audit Committee prior to the engagement.
ACTION: APPROVAL OF THE 2017 LONG TERM INCENTIVE PLAN
This Information Statement contains a brief summary of the material aspects of the 2017 Long Term Incentive Plan to be approved by the Board of Directors and shareholders at the annual meeting.
Purpose
The purpose of the 2017 Long Term Incentive Plan is to provide key employees (including officers and directors), consultants and advisors of the Company with increased financial incentives to make significant and extraordinary contributions to the long-term performance and growth of the Company, to align the interests of such key employees, consultants and advisors with the interests of the shareholders, and to facilitate attracting and retaining key employees, consultants and advisors.
Types of Awards & Eligibility
The 2017 Long Term Incentive Plan authorizes the grant of stock options (incentive and non-qualified), stock appreciation rights (“SARs”), restricted and unrestricted stock, cash awards and Performance Units (as defined in the 2017 Long Term Incentive Plan) to employees, consultants and advisors of the Company capable of contributing to the Company’s performance. Incentive Stock Options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1996, as amended.
Number of Authorized Shares
The Company has reserved an aggregate of 1,500,000 shares (subject to adjustment for stock splits and similar capital changes) of Class A Common Stock for grants under the 2017 Long Term Incentive Plan.
Administration of the Plan
The Board of Directors has appointed the Board’s Compensation Committee (the “Committee”) to administer the 2017 Long Term Incentive Plan. Awards under the 2017 Long Term Incentive Plan will contain such terms and conditions not inconsistent with the 2017 Long Term Incentive Plan as the Committee in its discretion approves. The Committee has discretion to administer the 2017 Long Term Incentive Plan in the manner which it determines, from time to time, is in the best interest of the Company. For example, the Committee will fix the terms of stock options, SARs, restricted and unrestricted stock grants and determine whether, in the case of such options and SARs, they may be exercised immediately or at a later date or dates. Awards may also be granted subject to conditions relating to continued employment and restrictions on transfer. In addition, subject to applicable law and certain restrictions set forth in the 2017 Long Term Incentive Plan, the Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant’s rights or cash settlement upon a change in control of the Company. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the 2017 Long Term Incentive Plan. In addition, all questions of interpretation of the 2017 Long Term Incentive Plan will be determined by the Committee.
Approval of the Plan
The Committee approved the 2017 Long Term Incentive Plan on February 2, 2017 by unanimous consent. A copy of the 2017 Long Term Incentive Plan is attached to this Information Statement.
REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended November 30, 2016. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the

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Securities Act or the Exchange Act except to the extent the Company specifically incorporates such information by reference of such filing.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Audit Committee is governed by a charter. A copy of the charter is available on the Company’s website at www.internationalspeedwaycorporation.com. The Audit Committee performs a review and reassessment of its charter annually. The charter was last amended effective November 9, 2016. The Audit Committee held six meetings during fiscal year 2016. The Audit Committee consists of four members: Ms. Renda and Messrs. Aiello, Brown and Graves. The Board of Directors has determined that Ms. Renda and Messrs. Aiello and Brown are qualified as audit committee financial experts (as defined by the SEC) and that all of the members of the Audit Committee are “independent” (as independence is presently defined in Rule 4200(a)(15) of the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934).
The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
The Audit Committee recognizes the importance of maintaining the independence of the Company’s Independent Auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s Independent Auditor and determines whether to re-engage the current Independent Auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained Ernst & Young LLP (“EY”) as the Company’s Independent Auditor for fiscal year 2016. EY has been the Independent Auditor for the Company since 1966.
The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.
The Audit Committee also reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the fiscal year ended November 30, 2016, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and related schedules and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the fiscal year ended November 30, 2016, filed by the Company with the Securities and Exchange Commission.
Larry Aiello, Jr., Audit Committee Chair
J. Hyatt Brown, Audit Committee Member
William P. Graves, Audit Committee Member
Larree M. Renda, Audit Committee Member

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview and Objectives of Compensation Program

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The goal of the compensation programs for our named executive officers is to retain and reward leaders who create long-term value for our shareholders. This goal affects the compensation elements we use and our compensation decisions.
We have designed and implemented our compensation programs for our named executives to:

•	reward them for financial and operating performance;

•	align their interests with those of our shareholders; and

•	encourage them to remain with the Company.
Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of:

•	salary and annual discretionary bonus;

•	non-equity (cash) incentive compensation based upon annually determined performance criteria;

•	equity incentive compensation based upon annually determined performance criteria combined with a time based vesting schedule; and

•	other benefits.
In deciding on the type and amount of compensation for each executive, we focus almost exclusively on each executive’s current pay, rather than historic pay. We combine the compensation elements for each executive in a manner we believe optimizes the value for our shareholders and supports the goals of our compensation programs.
We provide a combination of pay elements with the goal of aligning executive incentives with shareholder value. The three major elements of our executive compensation — base salary, annual cash awards (which include bonuses and non-equity incentives) and long-term equity incentives — simultaneously fulfill one or more of our performance, alignment and retention objectives.
The following summarizes the compensation elements we use as tools to reward, retain and align the performance expectations of our named executives.
Base Salary, Non-Equity Incentives and Cash Bonuses
Base salaries for our named executives are designed to provide competitive levels of compensation dependent on the scope of their responsibilities, their leadership skills and values, and their performance. For each named executive officer, we pay annual non-equity incentives each February for the prior year’s performance based upon management’s evaluation and the Compensation Committee’s qualitative assessment of the executives’ performance. This short term compensation element is in line with the stated goal of our compensation programs, namely retaining and rewarding leaders who create long-term value for our shareholders. The incentives were determined using the criteria approved by the Compensation Committee for performance against normalized corporate financial performance measures based on budget of revenue; operating margin based on budget, and capital allocation based on budget. For fiscal 2016, the corporate financial measurements for these non-equity incentives were weighted as follows: 1) revenue based on budget as 34 percent, 2) operating margin based on budget as 33 percent and 3) capital allocation based on budget as 33 percent.
In addition to amounts paid pursuant to our non-equity incentive plan, the Compensation Committee retains discretion to award cash bonuses where performance may warrant. We also award a small annual holiday cash bonus based on seniority.
Long —Term Compensation — 2006 Long Term Incentive Plan & 2017 Long Term Incentive Plan
We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision making and our desire to retain executive officers who have the potential to impact both our short-term and long-term profitability. We believe that providing Restricted Stock Units (RSUs) is an effective means to focus our named executives on delivering long-term value to our shareholders. RSUs allow us to reward and retain the named executives by offering them the opportunity to receive shares of our stock on the date the restrictions lapse so long as they continue to be employed by the Company. Our 2006 Long Term Incentive Plan expired during 2016. Our 2017 Long Term Incentive Plan has been approved by the Committee and is subject to Board of Directors and shareholder approval at this annual meeting.
Other Compensation
We provide our named executive officers with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table, that we believe are reasonable, competitive and consistent with our overall compensation program and goals. The costs of these benefits constitute only a small percentage of each named executive officer’s total compensation, and include premiums paid on life insurance policies and Company contributions to a 401(k) plan. The named executive officers also participate in the standard health insurance benefits offered to all employees. We also provide the use of a car provided by the Company and comprehensive physical examinations every other year. The named executive officers are encouraged to

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attend events at the motorsports entertainment facilities operated by the Company as part of their job function and permitted to bring a guest with them to these events at no charge to the executive.
Compensation Implementation
Determination of Compensation
As part of our total overall compensation plan, the compensation for our named executive officers depends on the scope of their responsibilities, their leadership skills and values, and their individual performance, as well as the Company's performance. Decisions regarding salary increases are affected by the named executives’ current salary and the amounts paid within and outside the Company. Base salary rates are reviewed on annual basis and adjusted when appropriate by the Compensation Committee based upon changes in market conditions and the Company’s performance factors. When making decisions regarding compensation, we focus almost exclusively on each executive’s current pay, rather than historic pay.
The Compensation Committee exercises its discretion in initially making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s prospects and performance during the year against established goals, operational performance, business responsibilities, and current compensation arrangements. The following is a summary of key considerations affecting the determination of compensation for the named executives:
Emphasis on Consistent Performance. Our compensation program provides a greater pay opportunity for executives who demonstrate superior performance for sustained periods of time. Each of our named officers has served us for many years, during which she/he has held diverse positions of increasing responsibility. The amount of their pay reflects their consistent contribution with the expectation of continued contribution to our success. Our emphasis on performance affects our discretionary annual cash bonus, non-equity incentives and equity incentive compensation. We incorporate current year and expected performance into our compensation decisions and percentage increases or decreases in the amount of annual compensation. For fiscal 2016, the criteria to determine overall compensation remained consistent with prior years and our stated philosophy.
Discretion and Judgment. We generally adhere to our historic practices and formulas in determining the amount and mix of compensation elements. Because of our reliance on the formulaic achievement of annual Company financial goals in determining the amount of plan-based compensation, short term changes in business performance can have a significant impact on the compensation of the named executive officers. We consider competitive market compensation paid by other companies of similar size and market capitalization, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on data of peer companies to determine executive compensation.
We do not have any specific apportionment goal with respect to the mix between equity incentive awards and cash payments. We generally attempt to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and performance through a combination of non-equity (cash) and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executives to deliver superior performance and retain them.
Significance of Company Results. The Compensation Committee primarily evaluates the named executives’ contributions to the Company’s overall performance rather than focusing only on their individual function. The Compensation Committee believes that the named executives share the responsibility to support the goals and performance of the Company, as the executive members of the Company’s leadership team. While this compensation philosophy influences all of the committee’s compensation decisions, it has the biggest impact on annual non-equity incentive awards and, generally, discretionary bonuses.
Consideration of Risk. Our compensation programs are discretionary, balanced and focused on rewarding performance for both current year and long-term strategy. Under this structure, a greater amount of compensation can be achieved through consistent superior performance over sustained periods of time. Long-term incentive plan compensation in the form of restricted stock is restricted to multiple vesting years with 50 percent vesting in three years and the remainder vesting in five years. We believe this provides strong incentives for our named executive officers to manage the Company for the long term while avoiding excessive risk-taking in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. The elements of compensation are mixed among current non-equity (cash) payments and equity awards. With limited exceptions, the Compensation Committee retains the ability to adjust compensation for quality of performance and adherence to our values. The Company does not believe that its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.
No Employment and Severance Agreements. None of our named executive officers have employment or change-of-control agreements nor do they have pre-negotiated severance agreements in place. Our named executive officers serve at the will of the Board, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with our performance-based employment and compensation philosophy. Of course, the fact that

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our Chairman of the Board and our Vice Chairwoman and Chief Executive Officer are members of the France Family Group, which has the ability to elect the entire Board, does impact such discretion in their case. In addition, the time vesting of our plan–based restricted stock awards help retain our executives by subjecting to forfeiture any unvested shares if they leave the Company prior to retirement. There are change-of-control provisions associated with each award of such plan-based restricted stock awards. Change of control is defined in the individual participant plans for all participants in the restricted stock incentive program. A copy of the 2006 Long Term Incentive Plan is on file with the SEC in connection with our Form S-8 registration statement, filed on February 11, 2010.
A copy of the 2017 Long Term Incentive Plan is attached to this Information Statement.
Roles of Compensation Committee and Named Executives
Executive officer compensation is overseen by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors, pursuant to its charter. A copy of the charter may be viewed on the Company’s website at www.internationalspeedwaycorporation.com.
Prior to the beginning of each fiscal year the Compensation Committee establishes a total pool of dollars to be used for increases in annual salary compensation for all of our employees, including all of the named executive officers. In setting this total pool of dollars the members of the Compensation Committee consider a variety of factors, including, but not limited to, historic and projected earnings per share, anticipated revenue growth, established salary ranges and market conditions. The committee members then use their collective business judgment to establish the total pool of dollars for increases in annual salary compensation.
Under the direction of the CEO, the proposed salaries, individual performance goals and targeted bonuses for each of the named executive officers other than the CEO are presented to the Compensation Committee which reviews and approves them. The salary of the CEO is then separately considered and approved by the Compensation Committee. Although no particular weighting of the factors or formula is used, the Committee considers (1) Company and individual performance as measured against management goals approved by the Board of Directors, (2) personal performance in support of the Company’s goals as measured by annual evaluation criteria, and (3) intangible factors and criteria such as payments by competitors for similar positions and market movement.
Each of the named executive officers is assigned a target non-equity incentive opportunity based on corporate and personal goals for the year. The actual non-equity incentive for each named executive officer will range from 0 percent to 150 percent of the target depending upon results of corporate performance and personal performance during the year. The 2016 fiscal year corporate financial measurements consist of three components which are weighted as follows: 1) revenue based on budget as 34 percent, 2) operating margin based on budget as 33 percent and 3) capital allocation based on budget as 33 percent. Both the targets and the actual performance are determined on a normalized basis and may vary from year to year as established by the Compensation Committee.
For fiscal 2016, our named executive officers are: Ms. Lesa France Kennedy, Chief Executive Officer; Mr. Daniel W. Houser, Executive Vice President and Chief Financial Officer; Mr. John R. Saunders, President; Mr. Joel S. Chitwood, Executive Vice President and Chief Operating Officer; and Mr. Daryl Q. Wolfe, Executive Vice President and Chief Marketing Officer.
The Compensation Committee reviews and approves the recommended corporate performance goals and objectives which are used in establishing plan-based incentive compensation for all of the named executive officers.
Compensation Consultants
Neither the Company nor the Compensation Committee has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. Our named executive officers have not participated in the selection of any particular compensation consultant. The Company obtains market intelligence on compensation trends from a variety of sources through our human resources personnel, with the oversight of the Committee. Each year we participate in compensation surveys conducted by well-known compensation consultants as a means of understanding external market practices. Except for the foregoing, we have not used the services of any other compensation consultant in matters affecting senior executive or director compensation. In the future, either the Company or the Compensation Committee may engage or seek the advice of compensation consultants.
Equity Grant Practices
The only form of equity compensation currently provided to our named executive officers is awards of shares of restricted stock. If the 2017 Long Term Incentive Plan is approved by the shareholders, awards of restricted stock for 2017 based on 2016 performance will be made under the 2017 Long Term Incentive Plan in a similar fashion as those made in past years pursuant to the 2006 Long Term Incentive Plan. For each fiscal year the named executive officers are provided an opportunity to be awarded shares of restricted stock based upon the same normalized corporate financial performance measures established for non-equity incentive payments, as discussed above. The targeted number of shares is fixed by the Compensation Committee

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and represents a specified percentage of the named executive officer’s annual base salary based upon the average price of our publicly traded shares during the fiscal year prior to the establishment of the share target. This targeted share award amount is communicated to the named executive officers during the second quarter of our fiscal year. Upon completion of the fiscal year and the financial audit, our normalized performance against the financial performance measures is evaluated, a percentage of the targeted award to be actually awarded is determined, reviewed and approved by the Compensation Committee and the restricted shares are issued in the name of the named executive officers on May 1 following the completion of the fiscal year. The restricted shares then vest over time, with 50 percent vesting three years after issuance and the remaining 50 percent vesting five years after issuance. Prior to vesting the recipient may vote the shares and receive dividends on the restricted shares as granted. If employment ends prior to the expiration of the vesting period due to a change of control or for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) all or a portion of the unvested restricted shares may be allowed to vest. Termination of employment for any other reason will result in forfeiture of all unvested shares. The timing of calculations of opportunities, amounts, awards and vesting dates are made solely for administrative efficiency and without regard to earnings or other major announcements by the Company. There are change-of-control provisions associated with each award of restricted shares. Change of control is defined in the individual participant plans for all participants in the restricted stock incentive program. A copy of the 2017 Long Term Incentive Plan is attached to this Information Statement.
Share Ownership Guidelines
The Company has no equity security ownership guidelines or requirements for the named executive officers. We have share ownership guidelines for our non-employee directors, as more fully described below in the “Compensation of Directors” section.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the year. The Committee considers tax implications in determining executive pay, and generally endeavors to provide compensation that is tax deductible under Internal Revenue Code Section 162(m). The Committee, however, reserves the right to forego any or all of the tax deduction if it believes it to be in the best interest of the Company and its shareholders.
The amounts shown in the Summary Compensation Table contain components which are not considered taxable income to the individuals under current Internal Revenue Code provisions.

Potential Impact on Compensation from Executive Misconduct
If the Board should determine that an executive officer has engaged in fraudulent or intentional misconduct, the Board could take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Compensation for the Named Executive Officers in 2016
Company Performance
The specific compensation decisions made for each of the named executive officers for fiscal 2016 reflect the focus on the performance of the Company against specific financial and operational measurements.
A significant portion of each of the named executive officer’s plan-based incentive compensation is based upon the Company’s performance against the normalized corporate financial performance measures and weighting of 1) revenue based on budget (34 percent), 2) operating margin based on budget (33 percent), and 3) capital allocation based on budget (33 percent). Based on the evaluation of the Company’s performance against these measures in fiscal 2016, the payout of plan based non-equity incentives was at 72.5 percent of the targeted opportunity defined above, except for Mr. Chitwood as described below. For fiscal 2016, the non-equity incentives further aligned earning opportunities in support of overall business cost containment measures, as well as the execution of long term strategic growth measures such as managing to budget our Daytona Rising project. Amounts described below regarding plan-based non-equity incentives are reflective of performance against this 100 percent earning opportunity. Potential awards of restricted stock made pursuant to our long-term incentive plan continued to be at 100 percent of earning potential for the named executive officers.

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For the named executive officers eligible for plan-based non-equity incentives, 100 percent of the earning potential for fiscal 2016 was as follows: $414,517 for Ms. Kennedy; $162,287 for Mr. Houser; $322,769 for Mr. Saunders; $163,669 for Mr. Chitwood; and $120,781 for Mr. Wolfe. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2016 Annual Report on Form 10-K filed with the SEC.
CEO Compensation
In determining Ms. Kennedy’s base salary compensation for 2016, the Compensation Committee considered her performance as CEO and the performance of the Company in fiscal 2016. In addition, the Compensation Committee considered general trends of Company performance over the prior several years, outcomes related to growth and development activities and strategic initiatives, market conditions, as well as the responsibilities of the position and her strategic value to the Company. Ms. Kennedy and the Board continued to respond to the evolving economic conditions by focusing on the following performance framework (1) outperforming in a tough environment, (2) maintaining and maximizing financial flexibility, (3) optimizing sustainable cost containment and (4) protecting the Company’s reputation and long-term strategy. The Committee determined that Ms. Kennedy performed at a high level resulting in a 3.0 percent increase in base salary for Ms. Kennedy from the previous year.
The Compensation Committee believes that Ms. Kennedy performed well in 2016 by executing on the established performance framework and in delivering a strong financial performance. The Compensation Committee believes that the Company’s fiscal 2016 reflected leadership decisions that effectively mitigated revenue deterioration with sustainable cost containment, capital allocation discipline and execution against defined strategic initiatives, including meeting financial and schedule metrics for the completion of the reconstruction and the grand opening of Daytona International Speedway, the Company's flagship facility. In determining the bonus and incentive portions of her compensation for fiscal 2016, the Compensation Committee determined that Ms. Kennedy performed at a high level. In light of Ms. Kennedy's performance, she received a total plan-based non-equity incentive in the amount of $300,138, which was 72.5 percent of her total target opportunity. This reflects a 72.5 percent payout of total target opportunity due to strong performance against the corporate financial performance measures, as well as an additional amount related to her performance against individual goals set by the Compensation Committee. Ms. Kennedy also received 10,468 shares of restricted stock (valued at $350,573 as of the May 1, 2016 grant date) for her fiscal year 2015 leadership performance. This grant is pursuant to the 2006 Long Term Incentive Plan. The restricted stock is subject to a vesting schedule, with 50 percent vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date.
In addition, pursuant to the aforementioned fiscal year 2016 performance factors, the Compensation Committee determined that Ms. Kennedy is eligible for a restricted stock award of 10,621 shares, the value of which will be determined based upon the May 1, 2017 grant date. This grant, subject to shareholder approval of the 2017 Long Term Incentive Plan, is pursuant to the 2017 Long Term Incentive Plan and based on annual financial performance of the Company.
Other Named Officers
In determining the base salary compensation of Mr. Houser, Mr. Saunders, Mr. Chitwood and Mr. Wolfe for fiscal 2016 the Compensation Committee considered the same criteria as for the CEO. The Compensation Committee also considered the recommendations based upon evaluation of individual functional area responsibilities and goals as submitted by the CEO.
The non-equity incentive plan compensation was determined with the criteria for effectively mitigating revenue deterioration with sustainable cost containment, capital allocation discipline and execution against defined financial measures.
Daniel W. Houser: Mr. Houser served as our Chief Financial Officer from 2009 until his retirement on November 30, 2016 and was also an Executive Vice President of the Company. Mr. Houser’s financial objectives, as the leader of our finance organization, focused on the overall performance of the Company. His strategic and operational goals focused on providing operational support in achieving financial goals, including serving as the process driver for maintaining the Company's cost containment deliverables, balance sheet management, delivering on financial commitments for the Company's completion and grand opening of the reconstruction of Daytona International Speedway, and leading the Company’s relationship with rating agencies.
Mr. Houser's base salary increased 3.0 percent in fiscal 2016. The Compensation Committee assessment of Mr. Houser’s performance in fiscal 2016 aligned to support a total plan-based non-equity incentive in the amount of $117,577, which was 72.5 percent of his total target opportunity. This reflects a 72.5 percent payout due to performance against the corporate financial performance measures, as well as an additional amount related to his performance against individual goals set by the Compensation Committee. Mr. Houser also received 5,132 shares of restricted stock (valued at $171,871 as of the May 1, 2016 grant date) for his performance in fiscal year 2015. This grant is pursuant to the 2006 Long Term Incentive Plan. The restricted stock is subject to a vesting schedule, with 50 percent vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date.

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In addition, the Compensation Committee determined, based on Mr. Houser’s fiscal year 2016 performance, that he is eligible for a restricted stock award, subject to shareholder approval of the 2017 Long Term Incentive Plan, of 5,206 shares, the value of which will be determined upon the May 1, 2017 grant date. This grant is pursuant to the 2017 Long Term Incentive Plan and based on annual financial performance of the Company.
John R. Saunders: Mr. Saunders, in his position as President, had financial objectives that focused on the overall performance of the Company and were the same as Ms. Kennedy’s.
His strategic and operational goals included providing operational and leadership support for the Company’s strategy development and execution against the Board approved strategic plan focusing on maintaining and growing the core business, leveraging the core business and driving a top performing organization. Mr. Saunders led the Company’s core business growth activities which included revenue generation and improving performance and cost competitiveness, and driving the achievement of key financial and schedule deliverables for the completion and grand opening of the reconstruction of Daytona International Speedway. In fiscal 2016, Mr. Saunders led the Company in continuing to maintain cost containment initiatives.
Mr. Saunders' base salary increased 3.0 percent in fiscal 2016. The Compensation Committee assessment of Mr. Saunders’ performance in 2016 aligned to support his receiving a plan-based non-equity incentive of $233,846, which was 72.5 percent of his total target opportunity. This reflects a 72.5 percent payout due to performance against the corporate financial performance measures, as well as an additional amount related to his performance against individual goals set by the Compensation Committee. Mr. Saunders also received 7,361 shares of restricted stock (valued at $246,520 as of the May 1, 2016 grant date) for his fiscal year 2015 leadership performance. This grant is pursuant to the 2006 Long Term Incentive Plan. The restricted stock is subject to a vesting schedule, with 50 percent vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date.
In addition, the Compensation Committee determined, based on Mr. Saunders’ significant performance in fiscal year 2016, that he is eligible for a restricted stock award, subject to shareholder approval of the 2017 Long Term Incentive Plan, of 7,468 shares, the value of which will be determined upon the May 1, 2017 grant date. This grant is pursuant to the 2017 Long Term Incentive Plan and based on annual financial performance of the Company.
Joel S. Chitwood: Mr. Chitwood, in his position as Executive Vice President and Chief Operating Officer, had financial objectives that focused on the overall performance of the Company, as well as goals and objectives for his functional area of responsibility in leading the strategic and revenue generation performance of the Company's facility portfolio including the completion of the reconstruction and grand opening of Daytona International Speedway. His strategic goals included creating brand interest and demand for product, as well as focusing on elements of pricing strategies and margin rates to drive customer renewal and retention, and the overall guest experience.
Mr. Chitwood's base salary increased in accordance with his promotion to Chief Operating Officer in fiscal 2016. The Compensation Committee assessment of Mr. Chitwood's performance in 2016 aligned to support his receiving a plan-based non-equity incentive of $120,459 which was 73.8 percent of his total target opportunity. This amount is reflective of his leadership in the completion of the Daytona Rising project, as well as his operational performance for the grand opening of Daytona International Speedway. In addition, Mr. Chitwood received a $50,000 cash bonus for significant leadership in driving the on time and on budget completion of the Daytona International Speedway reconstruction project and successful grand opening in February 2016. Mr. Chitwood also received 3,795 shares of restricted stock (valued at $126,378 as of the May 1, 2016 grant date) for his performance in fiscal year 2015. This grant is pursuant to the 2006 Long Term Incentive Plan. The restricted stock is subject to a vesting schedule, with 50 percent vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date.
In addition, the Compensation Committee determined, based on Mr. Chitwood's fiscal year 2016 performance, that he is eligible for a restricted stock award, subject to shareholder approval of the 2017 Long Term Incentive Plan, of 5,206 shares, the value of which will be determined upon the May 1, 2017 grant date. This grant is pursuant to the 2017 Long Term Incentive Plan and based on annual financial performance of the Company.
Daryl Q. Wolfe: Mr. Wolfe, in his position as Executive Vice President, Chief Marketing Officer had financial objectives that focused on the overall performance of the Company, as well as goals and objectives for his functional area of responsibility. These included leading the strategic and revenue generation performance for ISC and establishing the founding partner injector sponsorships including securing the center injector multi-year sponsorship for the reconstructed Daytona International Speedway. His strategic goals included creating brand interest and demand for product, as well as focusing on elements of pricing strategies and margin rates to drive customer retention.
Mr. Wolfe's base salary increased 3.0 percent in fiscal 2016. The Compensation Committee assessment of Mr. Wolfe’s performance in 2016 aligned to support his receiving a plan-based non-equity incentive of $87,506 which was 72.5 percent of his total target opportunity. This reflects a 72.5 percent payout due to performance against the corporate financial performance measures, as well as an additional amount related to his performance against individual goals set by the Compensation Committee. In addition, Mr. Wolfe received a $50,000 cash bonus for significant leadership in driving the on time and on

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budget completion of the Daytona International Speedway reconstruction project and successful grand opening in February 2016. Mr. Wolfe also received 4,129 shares of restricted stock (valued at $138,280 as of the May 1, 2016 grant date) for his performance in fiscal year 2015. This grant is pursuant to the 2006 Long Term Incentive Plan. The restricted stock is subject to a vesting schedule, with 50 percent vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date.
In addition, the Compensation Committee determined, based on Mr. Wolfe's fiscal year 2016 performance, that he is eligible for a restricted stock award, subject to shareholder approval of the 2017 Long Term Incentive Plan, of 4,189 shares the value will be determined upon the May 1, 2017 grant date. This grant is pursuant to the 2017 Long Term Incentive Plan.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Lesa France Kennedy Vice Chairwoman and CEO	2016	$690,862	$300	$350,573	$300,318	$24,889	$1,366,942
	2015	$671,513	$300	$384,216	$402,444	$32,181	$1,490,654
	2014	$648,630	$300	$328,422	$281,711	$19,077	$1,278,140
Daniel W. Houser EVP, CFO, Treasurer	2016	$329,730	$—	$171,871	$117,577	$38,304	$657,482
	2015	$342,917	$250	$188,345	$157,560	$36,344	$725,416
	2014	$331,134	$250	$161,004	$110,292	$40,291	$642,971
John R. Saunders President	2016	$586,854	$300	$246,520	$233,846	$43,148	$1,110,668
	2015	$570,418	$300	$270,155	$313,368	$45,040	$1,199,281
	2014	$550,934	$300	$230,927	$219,358	$43,158	$1,044,677
Joel S. Chitwood EVP, Chief Operating Officer	2016	$391,097	$50,100	$125,889	$120,459	$38,524	$726,069
	2015	$322,305	$100	$137,986	$136,149	$35,349	$631,889
	2014	$312,090	$100	$118,026	$100,000	$39,389	$569,605
Daryl Q. Wolfe EVP, Chief Marketing Officer	2016	$335,503	$50,250	$138,280	$87,506	$38,029	$649,568
	2015	$326,107	$200	$156,093	$117,263	$34,433	$634,096

(1)
Amounts shown in this column represent amounts for a small holiday bonus based on seniority. In addition, Messrs. Chitwood and Wolfe each received a $50,000 cash bonus for significant leadership in driving the on time and on budget completion of the Daytona International Speedway reconstruction project and successful grand opening in February 2016.

(2)
Amounts shown in this column represent stock awards made to each of the named executives pursuant to our 2006 Long-Term Incentive Plan as a result of the executives' prior fiscal year performance. All amounts reflected are as of the grant date. For further information on these awards, please see the discussion labeled “Compensation for the Named Executive Officers in 2016” beginning on page 16 herein. The amounts for Stock Awards reflect the aggregate grant date fair value of such awards, computed in accordance with Financial Accounting Standards Board ASC Topic 718. See Note 13 — Long-Term Stock Incentive Plan to the Consolidated Financial Statements in our fiscal 2016 Annual Report on Form 10-K for additional information concerning this plan and related Stock Awards and valuation assumptions.

(3)
For additional information on our annual incentive compensation plan for management, please see the discussion labeled “Compensation for the Named Executive Officers in 2016” beginning on page 16 herein.

(4)
Amounts shown under the “All Other Compensation” column represent amounts paid for basic employee benefits available to all employees (i.e. group life insurance, accidental death and dismemberment insurance, group health insurance, long term disability insurance, and short term disability coverage), the annual lease value of Company-provided vehicles, travel related costs of guests in connection with attending events at the motorsports entertainment facilities operated by the Company, a NASCAR banquet, other business related travel, as well as other personal travel, and 401(K) contributions. Although the coverage limits for Life Insurance and long term disability are different for officers, the cost incurred by the Company to provide the executive benefit is the same as the cost for basic employee benefits.

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GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Author- ization Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards (4)($)
			Thres-hold (1)($)	Target (2)($)	Maximum ($)	Thres-hold (1)($)	Target (3)($)	Maximum ($)
Lesa France Kennedy	11/30/16 05/01/16	11/08/16 01/25/16	$—	$414,517	$621,775	$—	$360,160	$540,240	—	$351,934
Daniel W. Houser	11/30/16 05/01/16	11/08/16 01/25/16	$—	$162,287	$243,430	$—	$176,550	$264,825	—	$172,538
John R. Saunders	11/30/16 05/01/16	11/08/16 01/25/16	$—	$322,769	$484,153	$—	$253,237	$379,855	—	$247,477
Joel S. Chitwood	11/30/16 05/01/16	11/08/16 01/25/16	$—	$163,669	$245,503	$—	$176,550	$264,825	—	$126,378
Daryl Q. Wolfe	11/30/16 05/01/16	11/08/16 01/25/16	$—	$120,781	$181,171	$—	$142,052	$213,078	—	$138,817

(1)
No thresholds are provided for in the applicable plan. The final award is determined through a calculation based on the weighted measurements as described below, and using the same formula as the equity based cash payout along with a discretionary amount based on performance against individual goals and achievement.

(2)
For fiscal 2016, a significant portion of the named executive officer’s plan-based non-equity incentive compensation is based upon the Company’s actual performance against the budgeted normalized corporate financial performance measures approved by the Board. The approved measurements are weighted to calculate the total target, detailed as follows: (1) Revenue 34 percent, (2) Operating Margin 33 percent, and (3) Capital Allocation metrics 33 percent. Accordingly, and consistent with the Company's cost containment initiatives, the plan-based non-equity incentive was capped at 75 percent of the usual earning potential for named executive officers. The approved incremental earning opportunity completes the target opportunity at 100 percent for 2016. The calculated variance percentage of actual performance compared to budgeted performance is then used to determine the percentage payout for each respective measure, as represented in Table 1. Based on the evaluation of the Company’s performance against these measures for fiscal 2016, the portion of each named executive officer’s plan-based incentive compensation was set at 72.5 percent of the targeted opportunity, with weighted performance for the revenue target, the operating margin target, the capital allocation target and the exceeding EBITDA target. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2016 Annual Report on Form 10-K filed with the SEC.

Table 1

Percent Variance	Payout
> + 10%	Discretionary
> 0.0%	100%
< - 2.5%	90%
< - 5.0%	80%
< - 6.5%	70%
< - 8.5%	60%
< - 10.0%	50%
> 10.0%	0%

(3)
The targeted number of shares is fixed by the Compensation Committee and represents a specified earning opportunity for the named executive officer’s annual base salary based upon the average price of our publicly traded shares during the fiscal year prior to the establishment of the share target. This targeted share award amount is communicated to the named executive officers during the second quarter of our fiscal year. Upon completion of the fiscal year and the financial audit, our normalized performance against the financial performance measures is evaluated, a percentage of the targeted award to be actually awarded is determined, reviewed and approved by the Compensation Committee and the restricted shares are issued in the name of the named executive officers on May 1 following the completion of the fiscal

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year. The maximum amount of the award is 1.5 times the target. In 2016, payout of the award was determined by actual performance against the budgeted normalized corporate financial performance measures approved by the Board. The approved measurements are weighted to calculate the total target, detailed as follows: (1) Revenue, (2) Operating Margin and (3) Capital Allocation.

(4)
The Grant Date Fair Value of Stock and Option Awards reflects the aggregate grant date fair value of the restricted stock granted pursuant to our 2006 Long Term Incentive Plan computed in accordance with Financial Accounting Standards Board ASC Topic 718. See Note 13 – Long-Term Stock Incentive Plan to the Consolidated Financial Statements in our fiscal 2016 Annual Report on Form 10-K for additional information concerning this plan and related Stock Awards and valuation assumptions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (1)(#)	Market Value of Shares of Stock That Have Not Vested (2)($)
Lesa France Kennedy	45,232	$1,664,538
Daniel W. Houser	21,163	$778,798
John R. Saunders	32,081	$1,180,581
Joel S. Chitwood	15,902	$585,194
Daryl Q. Wolfe	17,706	$651,581

(1)	The table below shows the vesting dates for the number of shares of common stock underlying unvested restricted stock grants reflected in the Number of Shares of Stock That Have Not Vested column:

	Number of Restricted Shares Vesting
Vesting Date	Lesa France Kennedy	Daniel W. Houser	John R. Saunders	Joel S. Chitwood	Daryl Q. Wolfe
05/1/2017	14,257	5,979	10,302	4,776	5,246
05/1/2018	10,001	4,902	7,031	3,593	4,063
05/1/2019	10,457	5,126	7,353	3,757	4,187
05/1/2020	5,283	2,590	3,715	1,897	2,146
05/1/2021	5,234	2,566	3,680	1,879	2,064

(2)	Amounts are calculated by multiplying $36.80, the closing price of our common stock on November 30, 2016, by the applicable number of shares.
OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Lesa France Kennedy	7,775	$260,385
Daniel W. Houser	3,554	$119,023
John R. Saunders	5,478	$183,458
Joel S. Chitwood	2,544	$85,199
Daryl Q. Wolfe	3,158	$105,761

(1)	Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the dates of stock vesting, May 1, 2016, which was $33.49.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The only potential payments for any of the named executive officers are related to the unvested shares of restricted stock as shown in the Outstanding Equity Awards at Fiscal Year End above. Upon the occurrence of a change of control as defined in

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the individual participant plans for all participants in the restricted stock incentive program all of the unvested shares would immediately vest for each participant. There are no other arrangements to be disclosed pursuant to this item.

Name	Number of Shares of Stock That Have Not Vested (#)	Payment upon a Change-in-Control (2)($)
Lesa France Kennedy (1)	45,232	$1,664,538
Daniel W. Houser (1)	21,163	$778,798
John R. Saunders (1)	32,081	$1,180,581
Joel S. Chitwood (1)	15,902	$585,194
Daryl Q. Wolfe (1)	17,706	$651,581

(1)
Change-in-Control is defined in the individual participant plans for all participants in the restricted stock incentive program. A copy of the plan is on file with the SEC in connection with our Form S-8 registration statement, filed on February 11, 2010.

(2)	Amounts are calculated by multiplying $36.80, the closing price of our common stock on November 30, 2016, by the applicable number of shares.
COMPENSATION OF DIRECTORS
We pay our non-employee directors:

•	a $20,000 annual cash fee;

•	an annual grant of restricted Class A common stock in an amount equal to $30,000 based on the stock price on the grant date of such restricted stock;

•	a cash fee of $750 for each meeting of the board of directors attended;

•	a cash fee of $500 for each meeting of each committee (other than the Audit Committee) of the board of directors attended;

•	members of the Audit Committee are paid a cash fee of $750 for each meeting of the Audit Committee attended; and

•	the chairman of the Audit Committee is paid an additional $5,000 annual cash fee.
The number of restricted shares granted to each non-employee director are determined by dividing a dollar amount by the per-share closing price of our Class A common stock on the date of grant (rounded to the nearest whole share). Throuh 2016, these stock awards were issued pursuant to the 2006 Long Term Incentive Plan and vest after one year. Starting in 2017, such stock awards will be issued pursuant to the 2017 Long Term Incentive Plan if approved by shareholders. All meeting fees are paid at the time of the meeting.
In addition, we also reimburse non-employee directors for all expenses incurred in the performance of their duties.
No non-employee director received perquisites and personal benefits with a total value of $10,000 or more during the fiscal year ended November 30, 2016.
The Board has adopted share ownership guidelines applicable to non-employee directors providing that non-employee directors should, upon three years of becoming a director, own and hold a minimum of common stock of the Company with a market value of at least $90,000. Each such non-employee director is required to maintain that level of stock ownership for so long as he or she serves on the Board. Restricted shares issued by the Company to a non-employee director are counted for purposes of determining a non-employee director's ownership.

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DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Larry Aiello, Jr.	$36,500	$30,055	$66,555
J. Hyatt Brown	$31,000	$30,055	$61,055
Brian Z. France	$22,250	$30,055	$52,305
William P. Graves	$29,250	$30,055	$59,305
Sonia Green	$23,750	$30,055	$53,805
Christy F. Harris	$27,250	$30,055	$57,305
Morteza Hosseini-Kargar	$24,250	$30,055	$54,305
Larree M. Renda	$28,750	$30,055	$58,805
Larry Woodard	$24,250	$30,055	$54,305

(1)
Amounts shown in the “Fees Earned or Paid in Cash” column represent the sum of all annual fee and meeting fee cash payments made to the indicated non-employee directors during the fiscal year ended November 30, 2016. It does not include any expense reimbursement.

(2)
Stock Awards were granted pursuant to our 2006 Long Term Incentive Plan. The amounts for Stock Awards reflect the aggregate grant date fair value of such awards, computed in accordance with Financial Accounting Standards Board ASC Topic 718. See Note 13 — Long-Term Incentive Plan to the Consolidated Financial Statements in our fiscal 2016 Annual Report on Form 10-K for additional information concerning this plan and related Stock Awards and valuation assumptions.

As of November 30, 2016 the non-employee directors held the following shares of restricted stock and stock options to acquire shares of our Class A common stock:

Name	Aggregate Option Awards Outstanding at 11/30/2016 (1)(#)	Number of Shares of Stock That Have Not Vested (1)(#)
Larry Aiello, Jr.	3,119	897
J. Hyatt Brown	2,880	897
Brian Z. France	13,342	897
William P. Graves	8,005	897
Sonia Green	—	897
Christy F. Harris	9,447	897
Morteza Hosseini-Kargar	11,839	897
Larree M. Renda	—	897
Larry Woodard	—	897

(1)
Stock and Option Awards were granted pursuant to our 2006 Long-Term Incentive Plan. See also Note 13 — Long-Term Stock Incentive Plan to the Consolidated Financial Statements in our fiscal year 2016 Annual Report on Form 10-K for additional information concerning this plan and related Stock and Option Awards and valuation assumptions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee members whose names appear on the Compensation Committee Report below were committee members during all of fiscal year 2016. No member of the Compensation Committee is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a director or member of the Compensation Committee during the fiscal year ended November 30, 2016.

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COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and recommended to the board of directors that the Compensation Discussion and Analysis be included in this information statement and our annual report on Form 10-K.
Larree M. Renda
William P. Graves
Larry D. Woodard
PERFORMANCE GRAPH

*
Assumes $100 investment in the common stock of International Speedway Corporation, Nasdaq Stocks SIC 7900-7999 (US Companies) and Nasdaq Stock Market Indices on November 30, 2011 (US Companies) with dividend reinvestment.

The rules of the SEC require us to provide a line graph covering at least the last five fiscal years and comparing the yearly percentage change in our total shareholder return on a class of our common stock with the cumulative total return of a broad equity index, assuming reinvestment of dividends, and the cumulative total return, assuming reinvestment of dividends, of a published industry or line-of-business index; peer issuers selected in good faith; or issuers with similar market capitalization. The graph above compares the cumulative total five year return of our class A common stock with that of the NASDAQ Stock Market Index (U.S. Companies) and with the 40 NASDAQ issuers (U.S. companies) listed in SIC codes 7900-7999, which encompasses service businesses in the amusement, sports and recreation industry, including indoor operations that are not subject to the impact of weather on operations, and pari-mutual and other wagering operations. We conduct large outdoor sporting and entertainment events that are subject to the impact of weather. The stock price shown has been estimated from the high and low prices for each quarter for which the close is not available. Because of the unique nature of our business and the fact that public information is available concerning only a limited number of companies involved in the same line of business, and no public information is available concerning other companies in our line of business, we do not believe that the information presented above is meaningful.

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VOTING PROCEDURE
With respect to the election of directors, the person receiving a plurality of the votes cast by shares entitled to vote for the position being filled shall be elected. We know of no other items to come before the meeting other than those stated above. On any other item that should come before the meeting, the matter shall be decided by a majority of the votes cast by shares entitled to vote at the meeting.
In advance of the meeting we may appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled at the meeting by the person presiding. In case of dispute the inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.
DISSENTERS’ RIGHT OF APPRAISAL
We do not anticipate that any matter will be acted upon at the meeting that would give rise to rights of appraisal or similar rights of dissenters.
AVAILABLE INFORMATION
We file annual, quarterly and special reports, information statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain information about us at the offices of the Financial Industry Regulatory Authority, 1735 K St., N.W., Washington, D.C. 20006.

By Order of the Board of Directors

W. Garrett Crotty
Senior Vice President, Secretary and General Counsel
March 7, 2017

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Exhibit A
INTERNATIONAL SPEEDWAY CORPORATION
2017 LONG TERM INCENTIVE PLAN

ARTICLE I
ESTABLISHMENT OF THE PLAN
1.1    Plan Name. This Plan shall be known as the International Speedway Corporation 2017 Long Term Incentive Plan.
1.2    Effective Date and Expiration of Plan.
(a)    The Plan shall be effective on the date the Board of Directors or the Committee adopts the Plan (the “Effective Date”), provided that the shareholders of the Corporation approve the Plan within twelve (12) months of its adoption by the Board of Directors or the Committee.
(b)    The Plan may be suspended, abandoned or terminated at any time by the Board of Directors or the Committee. Unless sooner terminated, the Plan shall terminate on the date that is ten (10) years after shareholder approval of the Plan (the “Term”), and no Awards may be made thereafter. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.
1.3    Amendment.
(a)    Subject to applicable law, the Board of Directors or the Committee may amend the Plan or any portion thereof from time to time in such respects as the Board of Directors or the Committee may deem advisable in order that any Awards shall conform to any change in applicable laws or regulations or in any other respect the Board of Directors or the Committee may deem to be in the best interests of the Corporation; provided, however, that no such amendment shall, without approval of the shareholders of the Corporation: (i) except as expressly provided in the Plan, increase the number of shares of Common Stock which may be issued under the Plan; (ii) expand the types of awards available to Participants under the Plan; (iii) materially expand the class of persons eligible to participate in the Plan; (iv) materially change the method of determining the Option Price; (v) delete or limit the provision prohibiting the re-pricing of Options; or (vi) extend the Term of the Plan. No such amendment, suspension, or termination shall materially adversely alter or impair any outstanding Award without the consent of the Participant affected thereby.
(b)    Notwithstanding Section 1.3(a), the Committee may amend or modify any outstanding Awards in any manner to the extent that the Committee would have had the authority under the provisions of the Plan as in effect at the time of the Award, initially to award such Awards as so modified or amended, including, without limitation, to change the date or dates as of which such Options or SARs may be exercised, to remove the restrictions on shares of Restricted Stock, or to modify the manner in which Performance Units are determined and whether the Performance Units are paid in cash or Shares. The Committee shall not, however, extend the date an Option or SAR can be exercised beyond the date the Award expires by its original terms or the tenth anniversary of the Award’s original date of grant, whichever is earlier.

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1.4    Purpose. The purpose of the Plan is (i) to provide selected key employees (including officers and directors who are also key employees), the non-employee directors of the Corporation and selected consultants and advisors of the Corporation and its Subsidiaries with increased financial incentives to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its Subsidiaries; (ii) to align and join the interests of key employees, non-employee directors, consultants and advisors with the interests of the shareholders of the Corporation by focusing on long-term goals and creation of increases in shareholder value; and (iii) to facilitate attracting and retaining key employees, consultants and advisors of exceptional ability by providing incentive compensation opportunities competitive with those of other major corporations.
ARTICLE II
DEFINITIONS
Unless otherwise defined in the Plan, as used herein, the following definitions shall apply:
(a)    “Administrator” means the Committee or the designated individual or individuals to whom the Committee delegates authority under and in accordance with the Plan.
(b)    “Award” means, individually or collectively, any Option, SAR, Restricted Stock, Restricted Performance Stock, Unrestricted Stock, Cash Award or Performance Unit Award.
(c)    “Award Statement” means a written confirmation of an Award under the Plan furnished to the Participant.
(d)    “Board of Directors” shall mean the Board of Directors of the Corporation.
(e)    “Cash Proceeds” means the cash actually received by the Corporation for the purchase price payable upon exercise of an Option plus the maximum tax benefit that could be realized by the Corporation as a result of the exercise of such Option, which tax benefit shall be determined by multiplying (i) the amount that is deductible as a result of any such Option exercise (currently equal to the amount upon which the Participant’s tax withholding obligation is calculated), times (ii) the maximum federal corporate income tax rate for the year of exercise. To the extent a Participant pays the exercise price and/or withholding taxes with shares, Cash Proceeds shall not be calculated with respect to the amounts so paid.
(f)    “Cause,” except for purposes of Article XI, with respect to any Participant, means (i) the definition of “Cause” as set forth in any individual employment agreement which may be applicable to such Participant, or (ii) in the case of a Participant who does not have an individual employment agreement that defines Cause, then “Cause” means the termination of a Participant’s employment by his or her employer by reason of his or her (1) engaging in gross misconduct that is injurious to his or her employer and/or the Corporation, monetarily or otherwise, (2) misappropriation of funds, (3) willful misrepresentation to the directors or officers of his or her employer and/or the Corporation, (4) gross negligence in the performance of the Participant’s duties having an adverse effect on the business, operations, assets, properties or financial condition of his or her employer and/or the Corporation, (5) conviction of a crime involving moral turpitude, or (6) entering into competition with his or her employer and/or the Corporation. The determination of whether a Participant’s employment was terminated for Cause shall be made by the Corporation in its sole discretion.

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(g)    “Change in Control” means any of the following events, unless the Board of Directors prior to such event determines by an affirmative vote of a least 85% of the Directors that such event should not be deemed a change in control:
(i)    An acquisition (other than directly from the Corporation) of any voting securities of the Corporation by any person or group who previously was the beneficial owner of less than 10% of the combined voting power of the Corporation’s outstanding voting securities and who immediately after such acquisition is the beneficial owner of 20% or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that, in determining whether a change of control has occurred, voting securities which are acquired by (1) an employee benefit plan (or a trust forming a part thereof) maintained by the Corporation or any Subsidiary, (2) the Corporation or any Subsidiary, (3) any individual member of a group which immediately prior to the acquisition was the beneficial owner of 51% or more of the combined voting power of the Corporation’s outstanding voting securities, or (4) any person in connection with a Non-Control Transaction (as hereinafter defined), will not constitute an acquisition which results in a change of control;
(ii)    Approval by stockholders of the Corporation of:
(1)    a merger, consolidation, or reorganization involving the Corporation, unless:
(A)    the shareholders of the Corporation immediately before such merger, consolidation, or reorganization will own, directly or indirectly, immediately following such merger, consolidation, or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of the Corporation immediately before such merger, consolidation, or reorganization; and
(B)    the individuals who were members of the Board of Directors immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the Board of Directors of the Surviving Corporation; and
(C)    no person (other than the Corporation, any Subsidiary, any employee benefit plan, or any trust forming a part thereof) maintained by the Corporation, the Surviving Corporation, any subsidiary of the Surviving Corporation, or any person or group who, immediately prior to such merger, consolidation, or reorganization, was the beneficial owner of 20% or more of the then outstanding voting securities of the Corporation, is the beneficial owner of 10% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;
(D)    a transaction described in clauses (i) through (iii) above is referred to herein as a “Non-Control Transaction;”
(2)    the complete liquidation or dissolution of the Corporation; or

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(3)    an agreement for sale or other disposition of all or substantially all of the assets of the Corporation to any person (other than a transfer to a Subsidiary).
(iii)    Notwithstanding the foregoing, a change of control will not be deemed to occur solely because any person (a “Subject Person”) acquires beneficial ownership of more than the permitted amount of the outstanding voting securities of the Corporation as a result of the acquisition of voting securities by the Corporation which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that if a change of control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Corporation, and after such share acquisition by the Corporation, the Subject Person becomes the beneficial owner of any additional voting securities which increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person, then a change of control will be deemed to have occurred.
For the purposes of the foregoing definitions, “group” shall have the same meaning as when used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Notwithstanding the provisions of this Section 2(g), for any Award that is subject to the requirements of Code Section 409A, (1) no event shall constitute a Change in Control unless the event qualifies under Treas. Reg. § 1.409A-3(i)(5), with respect to the recipient of the Award, as a change in ownership of the corporation, a change in effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation; and (2) the Board of Directors’ determination that the event is a Change in Control shall be strictly ministerial and will not involve any discretionary authority.
(h)    “Code” means the Internal Revenue Code of 1986, as amended.
(i)    “Committee” shall mean the Compensation Committee designated by the Board of Directors of the Corporation, or such other committee as shall be specified by the Board of Directors to perform the functions and duties of the Committee under the Plan; provided, however, that the Committee shall comply with the requirements of (i) Rule 16b-3 of the Rules and Regulations under the Exchange Act, and (ii) Section 162(m) of the Code and the regulations thereunder.
(j)    “Common Stock” shall mean Class A Common Stock of the Corporation.
(k)    “Corporation” shall mean International Speedway Corporation, a Florida corporation, or any successor thereof.
(l)    “Date of Grant” shall mean the date on which an Award is granted pursuant to the terms of the Plan.
(m)    “Director” shall mean a member of the Board of Directors.
(n)    “Discretion” shall mean in the sole discretion of the Committee, with no requirement whatsoever that the Committee follow past practices, act in a manner consistent with past practices, or treat a key employee, director, consultant or advisor in a manner consistent with the treatment afforded other key employees, directors, consultants or advisors with respect to the Plan.
(o)    “Dividend Equivalent” shall mean the right to receive an amount equal to the regular cash dividend paid on one share of Common Stock. Dividend Equivalents may only be granted in connection

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with the grant of an Award that is based on but does not consist of shares of Common Stock (whether or not restricted). The number of Dividend Equivalents so granted shall not exceed the number of related stock-based rights. (For example, the number of Dividend Equivalents granted in connection with a grant of Stock Appreciation Rights may equal the number of such Stock Appreciation Rights, even though the number of shares actually paid upon exercise of those Stock Appreciation Rights necessarily will be less than the number of Stock Appreciation Rights and Dividend Equivalents granted.) Dividend Equivalents shall be subject to such terms and conditions as may be established by the Committee, but they shall expire no later than the date on which their related stock-based rights are either exercised, expire or are forfeited (whichever occurs first). The amounts payable due to a grant of Dividend Equivalents may be paid in cash, either currently or, subject to Section 6.1, deferred, or converted into shares of Common Stock, as determined by the Committee.
(p)    “Fair Market Value” shall mean (i) the closing price of a share of the Common Stock on the principal exchange on which shares of the Common Stock are then trading, if any, on such date, or, if shares were not traded on such date, then on the next preceding day during which a sale occurred; (ii) if such Common Stock is not traded on an exchange, but is quoted on NASDAQ or a successor quotation system, (1) the last sales price (if the Common Stock is then listed on the NASDAQ National Market) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock on such date as reported by NASDAQ or such successor quotation system; or (iii) if such Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, a value determined by the reasonable application of a reasonable valuation method, in accordance with the requirements of Code Section 409A.
(q)    “Incentive Option” shall mean an option to purchase Common Stock which meets the requirements set forth in the Plan and also meets the definition of an incentive option within the meaning of Section 422 of the Code; provided, however, that Incentive Options may only be granted to persons who are employees of the Corporation or of a Subsidiary in which the Corporation owns, directly or indirectly, 50% or more of the combined voting power of all classes of stock of the Subsidiary. The Option agreement for an Incentive Option shall state that the option is intended to be an Incentive Option.
(r)    “Nonqualified Option” shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan but does not meet the definition of an incentive option within the meaning of Section 422 of the Code. The Option agreement for a Nonqualified Option shall state that the Option is intended to be a Nonqualified Option.
(s)    “Option” means either a Nonqualified Option or an Incentive Option to purchase Common Stock.
(t)    “Option Price” means the price at which Common Stock may be purchased under an Option agreement, or in the case of a SAR, the Fair Market Value of Common Stock on the date the SAR is awarded.
(u)    “Participant” shall mean (i) any individual designated by the Committee for participation in the Plan, or (ii) a Transferee.

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(v)    “Performance Award” shall mean an Award, the granting of which is subject to and as a result of the achievement of Performance Goals.
(w)    “Performance Goals” means goals established by the Committee. A list of authorized performance criteria is attached hereto as Exhibit A.
(x)    “Performance Period” means a period of time over which performance is measured.
(y)    “Performance Unit” means the unit of measure by which is expressed the value of a Performance Unit Award.
(z)    “Plan” shall mean this International Speedway Corporation 2017 Long-Term Incentive Plan.
(aa)    “Plan Year” shall mean a fiscal year of the Corporation falling within the term of this Plan.
(bb)    “Qualifying Performance Criteria” shall mean any one or more of the performance criteria listed on the attached Exhibit A, either individually, alternatively or in any combination, applied to any of the measurement units listed on Exhibit A, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator or, with respect to Awards intended to satisfy Section 162(m) of the Code, exclusively by the Committee, in the Award. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occur during a performance period: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year; and (F) any other adjustment consistent with the operation of the Plan. Notwithstanding the foregoing, Awards intended to comply with Section 162(m) of the Code shall be based exclusively on those criteria and other terms and conditions that so comply.
(cc)    “Restricted Performance Stock” means Common Stock subject to Performance Goals.
(dd)    “Restriction Period” means a period of time determined under Section 3.7(a) during which Restricted Stock is subject to the terms and conditions provided in Section 3.7.
(ee)    “Restricted Stock” means Common Stock subject to the terms and conditions provided in Section 3.7 and including Restricted Performance Stock.
(ff)    “Restricted Stock Award” means a grant of Common Stock of the Corporation which is subject to forfeiture, restrictions against transfer, and such other terms and conditions determined by the Committee, as provided in Section 3.7.
(gg)    “Share” means a share of the Common Stock, as adjusted in accordance with the Plan.

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(hh)    “Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) of a publicly traded company for the applicable period, as determined annually by the Committee in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:
(i)    The Committee’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and
(ii)    Each Participant who is among the individuals identified as a “key employee” in accordance with clause (i) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable identification date.
(ii)     “Stock Appreciation Right” or “SAR” shall mean a right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of Common Stock, as provided in Section 3.3, including but not limited to, freestanding Stock Appreciation Rights and tandem Stock Appreciation Rights granted at such times, terms and conditions as are specified in the agreement of other documents evidencing such award (the “Stock Appreciation Right Agreement”).
(jj)    “Subsidiary” shall mean any corporation, limited liability company, or similar entity in which the Corporation owns, directly or indirectly, stock or other equity interest (“Stock”) possessing more than 25% of the combined voting power of all classes of Stock; provided, however, that an Incentive Option may be granted to an employee of a Subsidiary only if the Subsidiary is a corporation and the Corporation owns, directly or indirectly, 50% or more of the total combined voting power of all classes of Stock of the Subsidiary; and provided further that an Option or a SAR may be granted to an employee of a Subsidiary only if the Subsidiary is an “eligible issuer of service recipient stock,” within the meaning of Treas. Reg. § 1.409A-1(b)(5(iii)(E)(1), with respect to the Common Stock. To determine whether a Participant has had a Separation from Service for any Award that is subject to Code Section 409A, the ownership threshold of more than 25% provided above shall be replaced by more than 50%.
(kk)    “Transferee” means a person to whom a Participant has transferred his or her rights to an Award under the Plan in accordance with Section 8.5 and procedures and guidelines adopted by the Corporation.
(ll)    “Unrestricted Stock” shall mean Common Stock awarded pursuant to Section 3.8.
     ARTICLE III
AWARDS AND PARTICIPANTS

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3.1    Awards.
(a)    Awards permitted under the Plan may consist of Incentive Options, Nonqualified Options, SARs, Restricted Stock, Restricted Performance Stock, Unrestricted Stock, Cash and/or Performance Unit Awards. All Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Committee deems appropriate. Awards under a particular Section of the Plan need not be uniform and Awards under two or more Sections may be combined in one Award Statement. Any combination of Awards may be granted at one time and on more than one occasion to the same eligible person. Awards of Performance Units and Restricted Performance Stock shall be earned solely upon attainment of Performance Goals and the Committee shall have no discretion to increase such Awards.
(b)    At any time and from time to time during the Plan Year, the Committee shall determine and designate, in its Discretion, those key employees, directors, consultants or advisors of the Corporation or any Subsidiary to receive Awards under the Plan, who, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Corporation or any Subsidiary; provided, however, that Incentive Options may be granted only to persons who are key employees of the Corporation or a Subsidiary, and in the case of a Subsidiary only if (i) the Corporation owns, directly or indirectly, 50% or more of the total combined voting power of all classes of Stock of the Subsidiary and (ii) the Subsidiary is a corporation. For the purposes of the Plan, key employees shall include officers and directors who are also key employees of the Corporation or any Subsidiary. References in this Plan to “employment” and similar terms (except “employee”) shall include the providing of services in the capacity of a director, consultant or adviser. A person who has been engaged by the Corporation for employment shall be eligible for Awards other than Incentive Options, provided such person actually reports for and commences such employment within 90 days after the Date of Grant. Incentive Options may be granted only to individuals who are employees on the Date of Grant.
(c)    Subject to the provisions of the Plan, the Committee is authorized in its Discretion to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the Plan’s administration. Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors, be final and conclusive. A majority of the Committee shall constitute a quorum, and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.
3.2    Options.
(a)    Subject to the terms of the Plan, the Committee, in its Discretion, may grant to Participants either Incentive Options or Nonqualified Options or any combination thereof. Each Option granted under the Plan shall designate the number of Shares covered thereby, if any, with respect to which the Option is an Incentive Option, and the number of Shares covered thereby, if any, with respect to which the Option is a Nonqualified Option.
(b)    Subject to the rules set forth in this Section 3.2, at the time any Option is granted, the Committee, in its Discretion, shall establish the price per share for which the Shares covered by the Option

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may be purchased. With respect to any Option, such Option Price shall not be less than 100% of the Fair Market Value of the Common Stock on the date on which such Option is granted; provided, however, that with respect to an Incentive Option granted to an employee who at the time of the grant owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of the Corporation or any Subsidiary, the Option Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant of such Option. The Option Price shall be subject to adjustment in accordance with the provisions of the Plan.
(c)    To exercise in whole or in part any Option granted hereunder, payment of the Option Price in full in cash or, with the consent of the Committee, in Common Stock or by a promissory note payable to the order of the Corporation in a form acceptable to the Committee, shall be made by the Participant for all Shares so purchased. Such payment may, with the consent of the Committee, also consist of a cash down payment and delivery of such promissory note in the amount of the unpaid exercise price. In the Discretion of and subject to such conditions as may be established by the Committee, payment of the Option Price may also be made by the Corporation retaining from the Shares to be delivered upon exercise of the Option that number of Shares having a Fair Market Value on the date of exercise equal to the Option Price of the number of Shares with respect to which the Participant exercises the Option. Such payment may also be made in such other manner as the Committee determines is appropriate, in its Discretion. No Participant shall have any of the rights of a shareholder of the Corporation under any Option until the actual issuance of Shares to said Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such Shares, except as may be otherwise provided in the Plan.
3.3    Stock Appreciation Rights.
(a)    Subject to the terms of the Plan, the Committee may grant Stock Appreciation Rights to Participants either in conjunction with, or independently of, any Options granted under the Plan. A Stock Appreciation Right granted in conjunction with an Option may be an alternative right wherein the exercise of the Option terminates the Stock Appreciation Right to the extent of the number of Shares purchased upon exercise of the Option and, correspondingly, the exercise of the Stock Appreciation Right terminates the Option to the extent of the number of Shares with respect to which the Stock Appreciation Right is exercised. Alternatively, a Stock Appreciation Right granted in conjunction with an Option may be an additional right wherein both the Stock Appreciation Right and the Option may be exercised. A Stock Appreciation Right may not be granted in conjunction with an Incentive Option under circumstances in which the exercise of the Stock Appreciation Right affects the right to exercise the Incentive Option or vice versa, unless the Stock Appreciation Right, by its terms, meets all of the following requirements:
(i)    the Stock Appreciation Right will expire no later than the Incentive Option;
(ii)    the Stock Appreciation Right may be for no more than the difference between the Option Price of the Incentive Option and the Fair Market Value of the Shares subject to the Incentive Option at the time the Stock Appreciation Right is exercised;
(iii)    the Stock Appreciation Right is transferable only when the Incentive Option is transferable, and under the same conditions;

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(iv)    the Stock Appreciation Right may be exercised only when the Incentive Option is eligible to be exercised; and
(v)    the Stock Appreciation Right may be exercised only when the Fair Market Value of the Shares subject to the Incentive Option exceeds the Option Price of the Incentive Option.
(b)    Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to receive, without payment to the Corporation (except for applicable withholding taxes), an amount equal to the excess of or, in the Discretion of the Committee if provided in the Award Statement, a portion of the excess of (i) the then aggregate Fair Market Value of the number of Shares with respect to which the Participant exercises the Stock Appreciation Right, over (ii) the aggregate Fair Market Value of such number of Shares at the time the Stock Appreciation Right was granted. This amount shall be payable by the Corporation, in the Discretion of the Committee, in cash or in Common Stock or any combination thereof.
3.4    Granting and Exercising of Options and Stock Appreciation Rights.
(a)    Subject to the provisions of this Section 3.4, each Option and Stock Appreciation Right granted hereunder shall be exercisable at any such time or times or in any such installments as may be determined by the Committee at the time of the grant; provided, however, no Option or Stock Appreciation Right may be exercisable prior to the expiration of six (6) months from the Date of Grant unless the Participant dies or becomes disabled prior thereto. Notwithstanding anything contained in the Plan to the contrary, Stock Appreciation Rights shall always be granted and exercised in such a manner as to conform to the provisions of rules adopted pursuant to the provisions of Section 16 of the Exchange Act. In addition, the aggregate Fair Market Value (determined at the time the Option is granted) of the Common Stock with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000.
(b)    A Participant may exercise an Option or Stock Appreciation Right, if then exercisable, in whole or in part by delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by: (i) payment for the Shares with respect to which the Option is exercised in accordance with the Plan; or (ii) in the Discretion of the Committee, irrevocable instructions to a stock broker to promptly deliver to the Corporation full payment for the Shares with respect to which the Option is exercised from the proceeds of the stock broker’s sale of or loan against the Shares. Except as provided in Section 6.1, Options and Stock Appreciation Rights granted to a Participant may be exercised only while the Participant is an employee of the Corporation or a Subsidiary.
(c)    Successive Options and Stock Appreciation Rights may be granted to the same Participant, whether or not the Option(s) and Stock Appreciation Right(s) previously granted to such Participant remain unexercised. A Participant may exercise an Option or a Stock Appreciation Right, if then exercisable, notwithstanding that Options and Stock Appreciation Rights previously granted to such Participant remain unexercised.
(d)    The Committee in its sole discretion may by giving written notice (“Cancellation Notice”) cancel, effective upon the date of any corporate transaction described in Section 6.1 hereof, any Option or Stock Appreciation Right that remains unexercised on such date. The Cancellation Notice shall

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be given a reasonable period of time prior to the proposed date of cancellation and may be given either before or after shareholder approval of such corporate transaction.
3.5    Non-transferability of Options and Stock Appreciation Rights. No Option or Stock Appreciation Right granted under the Plan to a Participant shall be transferable by such Participant otherwise then by will or by the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable, during the lifetime of the Participant, only by the Participant.
3.6    Term of Options and Stock Appreciation Rights. If not sooner terminated, each Option and Stock Appreciation Right granted hereunder shall expire not more than ten (10) years from the Date of Grant thereof; provided, however, that with respect to an Incentive Option or a related Stock Appreciation Right granted to a Participant who, at the time of the grant, owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of all classes of stock of the Corporation or of any parent or Subsidiary, such Option and Stock Appreciation Right shall expire not more than five (5) years after the Date of Grant thereof.
3.7    Restricted Stock. Subject to the terms of the Plan, the Committee may award shares of Restricted Stock to Participants. All shares of Restricted Stock granted to Participants under the Plan shall be subject to the following terms and conditions (and to such other terms and conditions prescribed by the Committee):
(a)    At the time an Award of Restricted Stock or Restricted Stock Units is made, the Committee shall establish the terms and conditions applicable to such Award, including the Restriction Period during which certain restrictions established by the Committee shall apply to the Award. The Restriction Period shall be not less six (6) months and no greater than five (5) years. Each such Award, and designated portions of the same Award, may have a different Restriction Period, at the discretion of the Committee. Except as permitted or pursuant to this Plan, the Restriction Period applicable to a particular Award shall not be changed.
(b)    Shares of Restricted Stock awarded to Participants may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the Restriction Period applicable to such shares. Except for such restrictions on transfer, a Participant shall have all of the rights of a shareholder in respect of Restricted Stock awarded to him or her including, but not limited to, the right to receive any dividends on, and the right to vote, the shares except that:
(i)    the Participant shall not be entitled to delivery of the stock certificate until the Restriction Period shall have expired;
(ii)    the Corporation may either issue shares subject to such restrictive legends and/or stop-transfer instructions as it deems appropriate or provide for retention of custody of the Restricted Stock during the Restriction Period;
(iii)    the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restriction Period; and

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(iv)    a breach of the terms and conditions established by the Committee with respect to the Restricted Stock shall cause a forfeiture of the Restricted Stock.
(c)    Subject to the terms of the Plan, in the event a Participant terminates employment during a Restriction Period for the Participant’s Restricted Stock, such Restricted Stock will be forfeited and transferred back to the Corporation, without payment of any consideration by the Corporation; provided, however, that the Committee may provide for proration or full payout in the event of (i) a termination of employment because of normal or late retirement, (ii) with the consent of the Committee, early retirement or spin-off, (iii) death, (iv) total and permanent disability, as determined by the Committee, or (v) with the consent of the Committee, termination of employment after 15 years of employment with the Corporation or a Subsidiary or any combination thereof, all subject to any other conditions the Committee may determine. However, the Committee may, in its Discretion, release some or all of the Restricted Stock from the restrictions.
(d)    Stock certificates shall be issued in respect of shares of Restricted Stock awarded hereunder and shall be registered in the name of the Participant. Such certificates shall be deposited with the Corporation or its designee, together with a stock power endorsed in blank, and, in the Discretion of the Committee, a legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture.
(e)    At the expiration of the Restriction Period applicable to the Restricted Stock, the Corporation shall deliver to the Participant or the legal representative of the Participant’s estate the stock certificates deposited with it or its designee and as to which the Restriction Period has expired. If a legend has been placed on such certificates, the Corporation shall cause such certificates to be reissued without any legend which is no longer applicable.
(f)    In the case of events such as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation, any stock, securities or other property which a Participant receives or is entitled to receive by reason of his or her ownership of Restricted Stock shall, unless otherwise determined by the Committee, be subject to the same restrictions applicable to the Restricted Stock and shall be deposited with the Corporation or its designee.
3.8    Unrestricted Stock.
(a)    Subject to the terms and provisions of the Plan, a Participant shall have the opportunity to receive an award of Unrestricted Stock in such amounts and upon such terms and at such times as determined by the Committee in its Discretion.
(b)    The Committee shall set performance objectives in its Discretion which, depending on the extent to which they are met, will determine the number of Shares and/or value of Performance Awards that will be paid to the Participant. The Committee shall establish the Performance Period for each Performance Award and shall impose such other conditions and/or restrictions on any Performance Awards as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance objectives (Corporation-wide, business unit, and/or individual), Qualifying Performance Criteria, time-based restrictions, and/or restrictions under applicable Federal or state securities laws.

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(c)    Subject to the terms of this Plan and Section 3.8, after the applicable Performance Period has ended, the Participant shall be entitled to receive a payment of the number of Shares and/or cash earned by the Participant over the applicable Performance Period. Notwithstanding the attainment of specific performance objectives, the Committee has the discretion to reduce or eliminate an Award that would otherwise be payable based on its evaluation of extraordinary events as described in Section 2.bb. of the Plan and other factors.
(d)    Payment of Performance Awards shall be made as soon as practical following the close of the applicable Performance Period in a manner designated by the Committee, in its Discretion. Subject to the terms of this Plan, the Committee, in its Discretion, may pay Performance Awards in the form of Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the Performance Awards at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.
(e)    Except as otherwise provided in this Plan and as specified in Section 8.1, a Participant must remain in the employment of the Corporation until the payment of a Performance Award in order to be entitled to payment; provided, however, that the Committee may, in its Discretion, provide for a partial or full payment in the event the Participant is not so employed.
(f)    A Performance Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
3.9    Cash Awards.
(a)    Subject to the terms and provisions of the Plan, a Participant shall have the opportunity to receive a cash award in such amounts and upon such terms and at such times as determined by the Committee in its Discretion (a “Cash Award”). A Cash Award may take the form of a payment of cash to the Participant or, in the Committee’s Discretion, may confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year (a “Performance Cash Award”).
(b)    Each Performance Cash Award shall contain Performance Goals, which may, in the Committee’s Discretion, include the following: (i) the minimum, target and maximum amount payable to the Participant as a Performance Cash Award; (ii) the performance criteria and level of goal achievement versus these criteria which shall determine the amount of such payment; (iii) the period as to which performance shall be measured for establishing the amount of any payment; (iv) the timing of any payment earned by virtue of performance; (v) restrictions on the alienation or transfer of the Performance Cash Award prior to actual payment; (vi) forfeiture provisions; (vii) crediting, calculation and distribution of bank balances, if applicable; (viii) determination of performance leverage factors; (ix) qualification and characterization of distributions for other plans; and (x) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable pursuant to all Awards granted under this Plan for any fiscal year of the Corporation to any Participant that are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed U.S. $10,000,000.

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(c)    The Committee shall establish the Performance Goals and level of achievement versus such Performance Goals which shall determine the target and the minimum and maximum amount payable under a Performance Cash Award. The Committee may specify the percentage of the target Performance Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the Performance Goals for any portion of a Performance Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Committee based on one or more Qualifying Performance Criteria that satisfy the requirements of Section 162(m) of the Code selected by the Committee and specified in writing not later than 90 days after the commencement of the period of service (or, if shorter, 25 percent of such period of service) to which the Performance Goals relate, provided that the outcome is substantially uncertain at that time. The Performance Cash Award earned as a result of satisfying the completion of Qualifying Performance Criteria may be reduced, but may not be increased, by the Committee on the basis of such further considerations as the Committee in its Discretion shall determine. The Committee may adjust Qualifying Performance Criteria to reflect extraordinary events as described in Section 2.bb. of the Plan.
(d)    The Committee shall determine the timing of payment of any Cash Award or Performance Cash Award. Subject to Section 6.1, the Committee may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Cash Award or Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Cash Awards or Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Cash Award or Performance Cash Award, or such portion thereof as the Committee may specify, to be paid in whole or in part in cash or other property.
(e)    The Committee shall have the Discretion to determine the effect on any Performance Cash Award of a termination of employment due to (i) voluntary termination, (ii) disability, (iii) retirement, (iv) death, (v) participation in a voluntary severance program, (vi) participation in a workforce restructuring, or (vii) otherwise.
3.10    Performance Units.
(a)    The Committee may award Performance Units to any Participant (a “Performance Unit Award”). Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Committee at the time of award. The value of a Performance Unit may be represented by Unrestricted Stock or cash.
(b)    At the time of each Performance Unit Award, the Committee shall establish, with respect to each such Performance Unit Award, a Performance Period during which performance shall be measured. There may be more than one Performance Unit Award in existence at any one time, and Performance Periods may differ.
(c)    Performance Units shall be awarded to a Participant and earned contingent upon the attainment of applicable Performance Goals.

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(d)    Each Performance Unit shall have a maximum dollar value established by the Committee at the time of the Performance Unit Award. Performance Units earned will be determined by the Committee in respect of a Performance Period in relation to the degree of attainment of Performance Goals. The measure of a Performance Unit may, in the Discretion of the Committee, be equal to the Fair Market Value of one share of Common Stock.
(e)    In determining the number of Performance Units to be granted to any Participant, the Committee shall take into account the Participant’s responsibility level, performance, potential, cash compensation level, other Awards, and such other considerations as it deems appropriate.
(f)    Following the end of a Performance Period, a Participant holding Performance Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee. Payment of Performance Units shall be made in cash except that Performance Units which are measured using Common Stock shall be paid in Common Stock. The Award Statement shall provide whether payment shall be made in a lump sum or in installments and whether payment shall be subject to such other terms and conditions as shall be determined by the Committee.
(g)    Subject to Section 8.1, a Performance Unit Award shall terminate for all purposes if the Participant does not remain continuously in the employ of the Corporation at all times during the applicable Performance Period, except as may otherwise be determined by the Committee. In the event that a Participant holding a Performance Unit ceases to be an employee of the Corporation following the end of the applicable Performance Period but prior to full payment according to the terms of the Performance Unit Award, payment shall be made in accordance with terms established by the Committee for the payment of such Performance Unit.
(h)    Each Performance Unit Award shall be evidenced by an Award Statement or agreement.
ARTICLE IV
PERFORMANCE AWARDS
4.1    Establishment of Performance Goals. Performance Goals applicable to a Performance Unit Award shall be established by the Committee in its Discretion on or before the Date of Grant and not more than a reasonable period of time after the beginning of the relevant Performance Period. Such Performance Goals may include or be based upon any of the criteria on the list of Qualified Performance Criteria attached to this plan as Exhibit A. Performance Goals may be absolute in their terms or be measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee, in its Discretion, may modify the Performance Goals if it determines that circumstances have changed and modification is required to reflect the original intent of the Performance Goals; provided, however, that no such change or modification may be made to the extent it increases the amount of compensation payable to any Participant who is a “covered employee” within the meaning of Code Section 162(m). The Committee may in its Discretion classify Participants into as many groups as it determines, and as to any Participant relate his/her Performance Goals partially, or entirely, to the measured performance, either absolutely or relatively, of an identified Subsidiary, operating corporation or test strategy or new venture of the Corporation.

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4.2    Levels of Performance Required to Earn Performance Awards. At or about the same time that Performance Goals are established for a specific Performance Period, the Committee shall in its Discretion establish the percentage of the Performance Unit Awards granted for such Performance Period which shall be earned by the Participant for various levels of performance measured in relation to achievement of Performance Goals for such Performance Period.
4.3    Other Restrictions. The Committee shall determine the terms and conditions applicable to any Performance Unit Award, which may include restrictions on the delivery of Common Stock payable in connection with the Performance Unit Award and restrictions that could result in the future forfeiture of all or part of any Common Stock earned. The Committee may provide that Common Stock issued in connection with a Performance Unit Award be held in escrow and/or legended.
4.4    Notification to Participants. Promptly after the Committee has established or modified the Performance Goals with respect to a Performance Unit Award, the Participant shall be provided with written notice of the Performance Goals so established or modified.
4.5    Measurement of Performance Against Performance Goals.
(a)    The Committee shall, as soon as practicable after the close of a Performance Period, determine (i) the extent to which the Performance Goals for such Performance Period have been achieved, and (ii) the percentage of the Performance Units earned by each applicable Participant as a result.
(b)    These determinations shall be absolute and final as to the facts and conclusions therein made and be binding on all parties. Promptly after the Committee has made the foregoing determination, each Participant who has earned Performance Unit Awards shall be notified in writing thereof. For all purposes of this Plan, notice shall be deemed to have been given the date action is taken by the Committee. Participants may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of all or any portion of their Performance Unit Awards during the Performance Period.
4.6    Treatment of Performance Awards Earned. Upon the Committee’s determination that a percentage of any Performance Unit Awards have been earned for a Performance Period, Participants to whom such earned Performance Unit Awards have been granted and who have been (or were) in the employ of the Corporation or a Subsidiary continuously from the Date of Grant, subject to the exceptions set forth at Section 4.9 and Section 4.10 hereof, shall be entitled, subject to the other conditions of the Plan, to payment in accordance with the terms and conditions of their Performance Unit Awards. Such terms and conditions may permit or require that any applicable tax withholding be deducted from the amount payable. Performance Unit Awards shall under no circumstances become earned or have any value whatsoever for any Participant who is not in the employ of the Corporation or a Subsidiary continuously during the entire Performance Period for which such Performance Unit Award was granted, except as provided at Section 4.9 or Section 4.10 hereof.
4.7    Distribution. Distributions payable pursuant to Section 4.6 above shall be made as soon as practicable after the Committee determines the Performance Unit Awards have been earned unless the provisions of Section 4.8 hereof are applicable to a Participant.

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4.8    Deferral of Receipt of Performance Award Distributions.
(a)    With the consent of the Committee, and subject to Section 6.1, a Participant who has been granted a Performance Unit Award may by compliance with the then applicable procedures under the Plan, irrevocably elect in writing to defer receipt of all or any part of any distribution associated with that Performance Unit Award. The terms and conditions of any such deferral, including but not limited to, (i) the period of time for, and form of, election; (ii) the manner and method of payout; (iii) the plan and form in which the deferred amount shall be held; (iv) the interest equivalent or other payment that shall accrue pending its payout; and (v) the use and form of Dividend Equivalents in respect of stock-based units resulting from such deferral, shall be as determined by the Committee. Subject to Section 6.1, the Committee may, at any time and from time to time, but prospectively only except as hereinafter provided, amend, modify, change, suspend or cancel any and all of the rights, procedures, mechanics and timing parameters relating to such deferrals.
(b)    The Committee may, in its Discretion, accelerate the payout of such deferrals (and any earnings thereon), or any portion thereof, either in a lump sum or in a series of payments, but under the following conditions only: (i) the Federal tax statutes, regulations or interpretations are amended, modified, or otherwise changed or affected in such a manner as to adversely alter or modify the tax effect of such deferrals; or (ii) the Participant suffers or incurs an event that would qualify for a “withdrawal” of contributions that have not been accumulated for two years without adverse consequences on the tax status of a qualified profit-sharing or stock bonus plan under the Federal tax laws applicable from time to time to such types of plans. No payout of any Award that is subject to Code Section 409A will be accelerated unless the acceleration is permissible under Code Section 409A.
4.9    Non-Disqualifying Termination of Employment. Except for Section 8.1 hereof, the only exceptions to the requirement of continuous employment during a Performance Period for Performance Unit Award distribution are termination of a Participant’s employment by reason of death (in which event the Performance Unit Award may be paid to such Participant’s beneficiary if permitted under the Award Statement), total and permanent disability, with the consent of the Committee, normal or late retirement or early retirement, with the consent of the Committee, or transfer of an executive in a spin-off, with the consent of the Committee, occurring during the Performance Period applicable to the subject Performance Unit Award. In such instance a distribution of the Performance Unit Award shall be made, as of the end of the Performance Period, and 100% of the total Performance Unit Award that would have been earned during the Performance Period shall be earned and paid out; provided, however, in a spin-off situation the Committee may set additional conditions, such as, without limiting the generality of the foregoing, continuous employment with the spin-off entity. If a Participant’s termination of employment does not meet the criteria set forth above, but the Participant had at least 15 years of employment with the Corporation or a Subsidiary or any combination thereof, the Committee may, in its Discretion, allow distribution of up to 100% of the total Performance Unit Award for the Performance Period(s) in which the termination of employment occurred, subject to any conditions that the Committee shall determine.
4.10    Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options

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or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.
4.11    Use of Shares for Cash Awards. To the extent permitted by applicable law, the Administrator may determine that Shares authorized under this Plan may be used in payment of Cash Awards, including additional shares in excess of the Cash Award as an inducement to hold shares.
ARTICLE V
REDUCTION IN AWARDS
5.1    When Applicable. Anything in this Plan to the contrary notwithstanding, the provisions of this Article IX shall apply to a Participant if an independent auditor selected by the Committee (the “Auditor”) determines that each of (a) and (b) below are applicable.
(a)    Payments or distributions hereunder, determined without application of this Article IX, either alone or together with other payments in the nature of compensation to the Participant which are contingent on a Change in Control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, or otherwise, would result in any portion of the payments hereunder being subject to an excise tax on excess parachute payments imposed under Section 4999 of the Code.
(b)    The excise tax imposed on the Participant under Section 4999 of the Code on excess parachute payments, from whatever source, would result in a lesser net aggregate present value of payments and distributions to the Participant (after subtraction of the excise tax) than if payments and distributions to the Participant were reduced to the maximum amount that could be made without incurring the excise tax.
5.2    Reduced Amount. Under this Article IX the payments and distributions under this Plan shall be reduced (but not below zero) so that the present value of such payments and distributions shall equal the Reduced Amount. The “Reduced Amount” (which may be zero) shall be an amount expressed in present value which maximizes the aggregate present value of payments and distributions under this Plan which can be made without causing any such payment to be subject to the excise tax under Section 4999 of the Code.
5.3    Procedure. If the Auditor determines that this Article IX is applicable to a Participant, it shall so advise the Committee in writing. The Committee shall then promptly give the Participant notice to that effect together with a copy of the detailed calculation supporting such determination which shall include a statement of the Reduced Amount. The Participant may then elect, in his/her sole discretion, which and how much of the Awards otherwise awarded under this Plan shall be eliminated or reduced (as long as after such election the aggregate present value of the remaining Awards under this Plan equals the Reduced Amount), and shall advise the Committee in writing of his/her election within ten days of his/her receipt of notice. If no such election is made by the Participant within such ten-day period, the Committee may elect which and how much of the Awards shall be eliminated or reduced (as long as after such election their aggregate present value equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article IX, present value shall be determined in accordance with Section 280G of the Code. All the foregoing determinations made by the Auditor under this Article IX shall be made as promptly as practicable after it is determined that excess parachute payments (as defined in Section 280G of the Code) will be made

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to the Participant if an elimination or reduction is not made. As promptly as practicable following the election hereunder, the Corporation shall provide to or for the benefit of the Participant such amounts and shares as are then due to the Participant under this Plan and shall promptly provide to or for the benefit of the Participant in the future such amounts and shares as become due to the Participant under this Plan.
5.4    Corrections. As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Auditor hereunder, it is possible that payments or distributions under this Plan will have been made which should not have been made (“Overpayment”) or that additional payments or distributions which will have not been made could have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Auditor, based upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Participant which the Auditor believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Participant which the Participant shall repay together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant if and to the extent such payment would not reduce the amount which is subject to the excise tax under Section 4999 of the Code. In the event that the Auditor, based upon controlling precedent, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
5.5    Non-Cash Benefits. In making its determination under this Article IX, the value of any non-cash benefit shall be determined by the Auditor in accordance with the principles of Section 280G(d)(3) of the Code.
5.6    Determinations Binding. All determinations made by the Auditor under this Article IX shall be binding upon the Corporation, the Committee and the Participant.
ARTICLE VI
CODE SECTION 409A
6.1    Compliance with Section 409A. It is intended for the Plan and all Awards to comply with, or be excluded from, the applicable requirements of Code Section 409A. The Plan and all Awards shall be administered, operated, and interpreted consistent with that intent.
6.2    Taxes. The amount of all payments under the Plan will be net of any taxes, penalties, interest, additional taxes, or other amounts imposed on such payments by the federal government or any state, local, or foreign government. To the maximum extent permitted by law, in no event will the Corporation, any Subsidiary, any member of the Committee, or any officer, employee or agent of the foregoing be responsible for such taxes, penalties, interest, or other amounts.
6.3    Distributions to Specified Employees. Distributions of payments that are subject to Code Section 409A and that are paid due to a Specified Employee’s separation from service, as defined in Code Section 409A, may not be made before the date that is six months after the Specified Employee’s date of separation from service. Any such payments that would otherwise be due during such period shall be

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accumulated and paid on the first day of the seventh month following the date on which the Specified Employee experiences the separation from service.
ARTICLE VII
SHARES OF STOCK SUBJECT TO THE PLAN; MAXIMUM AWARDS
7.1    Maximum Number of Shares Subject to Plan.
(a)    The maximum number of shares with respect to which Options or Stock Appreciation Rights may be granted or which may be awarded as Restricted Stock or Unrestricted Stock under the Plan shall be 1,500,000 shares in the aggregate of Common Stock. The number of Shares with respect to which a Stock Appreciation Right is granted, but not the number of Shares which the Corporation delivers or could deliver to a Participant upon exercise of a Stock Appreciation Right, shall be charged against the aggregate number of Shares remaining available under the Plan; provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option under circumstances in which the exercise of the Stock Appreciation Right results in termination of the Option and vice versa, only the number of Shares subject to the Option shall be charged against the aggregate number of Shares remaining available under the Plan. If an Option or Stock Appreciation Right expires or terminates for any reason (other than termination as a result of the exercise of a related right) without having been fully exercised, or if shares of Restricted Stock are forfeited, the number of Shares with respect to which the Option or Stock Appreciation Right was not exercised at the time of its expiration or termination, and the number of forfeited shares of Restricted Stock, shall again become available for the grant of Options or Stock Appreciation Rights, or the award of Restricted Stock, under the Plan, unless the Plan shall have been terminated.
(b)    Notwithstanding any other provision in this Plan, no employee, Director, consultant or advisor of the Corporation or a Subsidiary may receive Options, Stock Appreciation Rights, Restricted Stock, Unrestricted Stock, or any combination thereof for more than 100,000 shares of Common Stock during the Term. For purposes of this 100,000 Share per-person limitation, there shall be taken into account all Shares covered by Options and Stock Appreciation Rights granted, and all Restricted Stock and Unrestricted Stock awarded, to a Participant regardless of whether such Options or Stock Appreciation Rights expire or terminate without being fully exercised or whether such Restricted Stock is forfeited back to the Corporation.
(c)    The number of shares subject to each outstanding Option, Stock Appreciation Right, Restricted Stock or Unrestricted Stock award, the Option Price with respect to outstanding Options, the grant value with respect to outstanding Stock Appreciation Rights, the aggregate number of Shares remaining available under the Plan and the 100,000 Share per-person limitation shall be subject to such adjustment as the Committee, in its Discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation; provided, however, that no fractional Shares shall be issued pursuant to the Plan, no rights may be granted under the Plan with respect to fractional Shares, and any fractional Shares resulting from such adjustments shall be eliminated from any outstanding Award.

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     ARTICLE VIII
GENERAL PROVISIONS
8.1    Effect of Termination of Employment on Awards. All of the terms relating to the expiration, lapse, removal of restrictions or cancellation of an Award upon termination of employment or service with the Corporation or a Subsidiary of the holder of such Award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Administrator at the time of grant or thereafter by amendment, in the Administrator’s Discretion.
8.2    Continuation of Employment. The Committee may require, in its Discretion, that any Participant under the Plan to whom an Option or Stock Appreciation Right shall be granted shall agree in writing as a condition of the granting of such Option or Stock Appreciation Right to remain in the employ of the Corporation or a Subsidiary as an employee, consultant or advisor for a designated minimum period from the Date of Grant of such Option or Stock Appreciation Right as shall be fixed by the Committee.
8.3    No Rights to Continued Employment. Nothing contained in the Plan or in any Award granted or awarded pursuant to the Plan, nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment as an employee, consultant or advisor of the Corporation or a Subsidiary nor interfere in any way with the right of the Corporation or a Subsidiary to terminate such person’s employment at any time.
8.4    Investment Purpose. If the Committee in its Discretion determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any acquisition of Common Stock hereunder (whether by reason of the exercise of Options or Stock Appreciation Rights or the award of Restricted Stock or Unrestricted Stock) and as a condition to the Corporation’s obligation to issue or deliver certificates representing such shares, to execute and deliver to the Corporation a written statement, in form satisfactory to the Committee, representing and warranting that the Participant’s acquisition of Common Stock shall be for such person’s own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (i) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which registration statement has become effective and is current with respect to the shares being offered and sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption. The Corporation may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to a Participant under the Plan.
8.5    Corporation’s Right of First Refusal. A Participant cannot make a valid transfer (as hereinafter defined) of any Shares acquired pursuant to this Plan (whether by reason of the of the exercise of Options or Stock Appreciation Rights or the award of Restricted Stock) the other restrictions upon which have lapsed, or any interest in such shares, unless such transfer is made in compliance with the following provisions:
(a)    Before there can be a valid transfer of any Shares or any interest therein, the record holder of the Shares to be transferred (the “Offered Shares”) shall give written notice (by registered or certified mail) to the Corporation of the desire to sell the Shares. The date such notice is mailed shall be hereinafter

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referred to as the “Notice Date” and the record holder of the Offered Shares shall be hereinafter referred to as the “Offeror.”
(b)    For a period of ten (10) business days after the Notice Date, the Corporation shall have the option to purchase all (but not less than all) of the Offered Shares at their Fair Market Value in accordance with the terms set forth in this Section 8.5. This right shall be exercisable by the Corporation by mailing (by registered or certified mail) written notice of exercise to the Offeror prior to the end of such ten (10) business day period.
(c)    As used in this Section, the term “transfer” means any sale, encumbrance, pledge, or other form of disposition or transfer of Common Stock or any legal or equitable interest therein; provided, however, that the term “transfer” does not include a transfer of such shares or interests by will or by the applicable laws of descent and distribution.
(d)    Certificates of Common Stock evidencing shares of Common Stock shall bear an appropriate legend referring to the transfer restrictions imposed by this Section 8.5.
8.6    No Bar to Corporate Restructuring. The existence of this Plan or outstanding Awards under this Plan shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any and all adjustments, recapitalization, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
8.7    Withholding Payments. If upon the exercise of a Nonqualified Option or Stock Appreciation Right, or upon the award of Restricted Stock or the expiration of restrictions applicable to Restricted Stock, or upon a disqualifying disposition (within the meaning of Section 422 of the Code) of Shares acquired upon exercise of an Incentive Option, there shall be payable by the Corporation or a Subsidiary any amount for income tax withholding, in the Committee’s Discretion, either the Corporation shall appropriately reduce the amount of Common Stock or cash to be delivered or paid to the Participant or the Participant shall pay such amount to the Corporation or Subsidiary to reimburse it for such income tax withholding. The Committee may, in its Discretion, permit Participants to satisfy such withholding obligations, in whole or in part, by electing to have the amount of Common Stock delivered or deliverable by the Corporation upon exercise of an Option or Stock Appreciation Right or upon award of Restricted Stock appropriately reduced, or by electing to tender Common Stock back to the Corporation subsequent to exercise of an Option or Stock Appreciation Right or award of Restricted Stock, to reimburse the Corporation or a Subsidiary for such income tax withholding (any such election being irrevocable), subject to such rules and regulations as the Committee may adopt, including such rules as it determines appropriate with respect to Participants subject to the reporting requirements of Section 16(a) of the Exchange Act, to effect such tax withholding in compliance with the Rules established by the Securities and Exchange Commission (the “Commission”) under Section 16 of the Exchange Act and the positions of the staff of the Commission thereunder expressed in no-action letters exempting such tax withholding from liability under Section 16(b) of the Exchange Act. The Committee may make such other arrangements with respect to income tax withholding as it shall determine.

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8.8    Capital Readjustments/Share Allocation Modifications. The Shares included in Awards granted under this Plan are shares of Common Stock as constituted on the Effective Date of this Plan, but if, and whenever, after such Effective Date and prior to the earlier of the last day of the Term of this Plan or the delivery by the Corporation of all of the shares of Common Stock included in Awards, the Corporation shall effect: (i) a change in the par value of the Common Stock; (ii) a change in the number of shares of Common Stock having par value into the same or a different number of shares without par value; (iii) a subdivision or consolidation of shares of Common Stock; (iv) any other capital readjustment; (v) the payment of a Common Stock dividend; or (vi) any other increase or reduction of the number of shares of Common Stock outstanding; without, in the case of each of (i) -- (vi), the receipt of consideration by the Corporation, then:
(a)    the Administrator shall make concomitant adjustments in the maximum outstanding Awards specified in Section 6.1 as appropriate; and
(b)    in the event of no change in the number of shares of Common Stock outstanding in connection with a change in par value of the Common Stock or a change from par value to no par value, the shares of Common Stock resulting from any such change shall be deemed to be Common Stock under this Plan.
8.9    Mergers and Consolidations. In the event the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation’s assets, liquidation or recapitalization of the Common Stock) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Corporation (in a situation not covered under Section 3.7(f)) or common stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing (each such transaction being herein called a “Transaction,” and the Corporation (in the case of the recapitalization of the Common Stock) or such other corporation or entity (in the case of a merger, consolidation or such sale) being herein called the “Acquiring Corporation”), then as a condition of the consummation of the Transaction, lawful and adequate provision shall be made so that each Participant shall be entitled to receive, in lieu of the Shares which were awarded to such Participant and are still subject to the applicable restrictions contained in this Plan on or prior to the consummation of the Transaction, the securities or other property to which each such Participant would have been entitled upon consummation of the Transaction if such Participant had been able to tender or otherwise transfer his or her shares without restriction. Any such securities or other property received as contemplated by this Section 8.9 shall be held by the Corporation or its successor (or an agent designated by the Corporation or such successor) until the applicable restrictions as set forth in this Plan shall have lapsed.
8.10    Legal Impediments to Implementation. Anything in this Plan to the contrary notwithstanding, if at any time specified herein for the award or delivery of an Award to Participants, any law or regulations of any governmental authority having jurisdiction in the matter shall require either the Corporation or the Participant to take any action or refrain from action in connection therewith, then the award or delivery of such Award shall be deferred until such action shall have been taken or such restriction on action shall have been removed.

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8.11    Non-Transferability/Designation of Beneficiary.
(a)    Except as provided in subparagraph (b), a Participant may not either voluntarily or involuntarily assign, anticipate, alienate, commute, pledge or encumber an Award to which he or she is or may become entitled to under the Plan, nor may the same be subject to attachment or garnishment by any creditor of a Participant.
(b)    Notwithstanding anything in subparagraph (a) to the contrary, a Participant must designate a person or persons to receive, in the event of his or her death, any right to which he or she would be entitled under the Plan. Such designation shall be made in writing, and filed with the Corporation. A beneficiary designation may be changed or revoked by a Participant at any time by filing a written statement of such change or revocation with the Corporation. If a Participant fails to designate a beneficiary, then his or her estate shall be deemed to be his or her beneficiary.
8.12    Awards Unfunded. The Awards provided pursuant to this Plan (if any) shall be provided solely from the general assets of the Corporation. No trust or other funding device providing for the identification or segregation of assets to fund Awards have been established, nor is it the Corporation’s intention to do so. Each Participant shall be a general and unsecured creditor of the Corporation with respect to any interest he or she may have under this Plan, provided that Awards with respect to which certificates have been issued pursuant to this Plan shall be deemed the property of the Participant in whose name they are issued subject to the ownership and transfer restrictions described elsewhere in this Plan. With respect to such Awards the Corporation shall be deemed a custodian.
8.13    Taxation of Awards. Awards under this Plan will be compensation subject to federal and state taxes.
8.14    Retirement Plans and Welfare Benefit Plans. Except as otherwise specified in this Plan and the plan in question, awards will not be included as “compensation” for purposes of the Corporation’s retirement plans (both qualified and non-qualified) or welfare benefit plans.
8.15    Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Florida and, where applicable, federal law.
8.16    Severability. If any provision of this Plan should be held illegal or invalid for any reason, such determination shall not affect the provisions of this Plan, but instead the Plan shall be construed as if such provisions had never been included herein.
8.17    Headings. Headings contained in this Plan are for convenience only and shall in no event be construed as part of this Plan.
    ARTICLE IX
EFFECT OF CHANGE IN CONTROL
In the event of a Change in Control:
(a)    If the Corporation is the surviving entity and any adjustments necessary to preserve the value of the Participant’s outstanding Stock Options and Stock Appreciation Rights have been made, or

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the Corporation’s successor at the time of the Change in Control irrevocably assumes the Corporation’s obligations under this Plan or replaces the Participant’s outstanding Stock Options and Stock Appreciation Rights with stock options and Stock Appreciation Rights of equal or greater value and having terms and conditions no less favorable to the Participant than those applicable to the Participant’s Stock Options and Stock Appreciation Rights immediately prior to the Change in Control, then such Awards or their replacement awards shall become immediately exercisable in full only if within two years after the Change in Control the Participant’s employment:
(i)    is terminated without “Cause,” which for purposes of this Article XI shall mean (x) willful and continued failure to substantially perform the Participant’s duties (other than failure resulting from incapacity due to physical or mental illness) after receipt of a written demand for such performance specifically identifying such failure, or (y) the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Corporation or its successor;
(ii)    terminates with “Good Reason,” which for purposes of this Article XI shall mean any material diminution of the Participant’s position, authority, duties or responsibilities (including the assignment of duties materially inconsistent with the Participant’s position or a material increase in the time Participant is required by the Corporation or its successor to travel), any reduction in salary or in the Participant’s aggregate bonus and incentive opportunities, any material reduction in the aggregate value of the Participant’s employee benefits (including retirement, welfare and fringe benefits), or relocation to a principal work site that is more than 40 miles from the Participant’s principal work site immediately prior to the Change in Control;
(iii)    terminates under circumstances that entitle the Participant to income continuation benefits under any plan of the Corporation, a Subsidiary, or an entity that is a successor to the Corporation or a Subsidiary as a result of the Change in Control, or that would have entitled the Participant to such benefits if the Participant participated in such plan (for this purpose only, any such plan terminated in connection with the Change in Control shall be taken into account); or
(iv)    terminates under circumstances that entitle the Participant to income continuation benefits under any employment agreement between the Participant and the Corporation, a Subsidiary, or any successor thereof.
(b)    If subparagraph (a) does not apply, then without any action by the Committee or the Board of Directors, each outstanding Option and Stock Appreciation Right granted under the Plan that has not been previously exercised or otherwise lapsed and terminated shall become immediately exercisable in full; provided, however, that the Committee, in its Discretion, and without the consent of any Participant affected thereby, may determine that a cash payment shall be made promptly following the Change in Control in lieu of all or any portion of the outstanding Stock Options and Stock Appreciation Rights granted under this Plan. The amount payable with respect to each share of Common Stock subject to an affected Option and each affected Stock Appreciation Right shall equal the excess of the Fair Market Value of a share of Common Stock immediately prior to such Change in Control over the exercise price of such Option or Stock Appreciation Right. After such a determination by the Committee, each Option and Stock Appreciation Right,

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with respect to which a cash payment is to be made shall terminate, and the Participant shall have no further rights thereunder except the right to receive such cash payment.

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INTERNATIONAL SPEEDWAY CORPORATION
AUTHORIZED PERFORMANCE CRITERIA FOR
2017 LONG TERM INCENTIVE PLAN
The following performance criteria are those which may be used by the Compensation Committee in the operation of the Plan:

•	EPS (targets, growth rate; primary, diluted)

•	Return on Equity (average, year-end)

•	Return on Assets (average, year-end, net)

•	Stock Price (targets, growth rate)

•	Revenue (targets, growth rate)

•	Motorsports revenue (targets, growth; as a % of total revenue; growth less TV, Radio and ancillary rights)

•	Media Income (targets, growth, % of total revenue)

•	Growth in marketing partnerships

•	Recurring revenue (targets, growth, % of total revenue)

•	Growth in admissions revenue

•	Number of events staged per month during racing season\

•	Revenues per seat

•	Non-event revenue as a % of total revenue

•	Revenue from NASCAR-sanctioned events (targets, growth, % of total revenue)

•	Season ticket sales (targets, growth, % of total revenue)

•	Event-based non-motorsports revenue per seat

•	Average number of years underlying recurring revenues

•	Geographic diversity of ISCA footprint

•	Growth in sales, assets or market share

•	Net Earnings (pre-tax, after-tax)

•	Net Operating Profit

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•	Return on Invested Capital

•	Return on Revenue

•	Gross or Operating Margin

•	Cash Flow (operating, free, net, Cash Flow ROE, Cash Flow ROI)

•	Earning before (or after) one or more of taxes, interest, depreciation, and/or amortization)

•	Total Shareholder Return

•	Expense Targets

•	Customer Satisfaction

•	Operating Efficiency

•	Working Capital Targets

•	Profit vs. Budget

•	Economic Value Added (EVA)

•	Compound Annual Growth Rate in Stock Price

•	Operating or other Expenses

•	Shareholders’ Equity (targets, growth)

•	Cost Control Measures

•	Satisfactory Internal or External Audits

•	Debt rating, improvement in Financial Ratings

•	Strategic Objectives based on meeting specified goals with respect to revenue, business mix, market penetration, geographic business expansion, cost, or acquisitions or divestitures
Performance goals with respect to these performance criteria may be based on the performance of the:

•	Company

•	Division

•	Business Unit

•	Subsidiary

•	Department or other organizational unit

•	Any combination of organizational units

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•	Individual participant (so long as any individual goals for Named Executive Officers can only be used to reduce and not increase awards otherwise payable under the plan)
Performance goals may be either absolute in their terms, or relative to past performance, budget/business plan or selected peer companies.
Performance goals may provide for the inclusion or exclusion of items such as the effect of unusual charges or income items or other events (including acquisitions or dispositions of businesses or assets, restructurings, reductions in force or changes in accounting principles or tax laws)

Driven to be the world leader in motorsports entertainment by providing superior, innovative and thrilling guest experiences.

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